EXHIBIT 99.3

PART II.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
REPORT OF MANAGEMENT ON:

Financial Statements

The management of International Paper Company is responsible for the preparation of the consolidated financial statements in this annual report and for establishing and maintaining adequate internal controls over financial reporting. The consolidated financial statements have been prepared using accounting principles generally accepted in the United States of America considered appropriate in the circumstances to present fairly the Company’s consolidated financial position, results of operations and cash flows on a consistent basis. Management has also prepared the other information in this annual report and is responsible for its accuracy and consistency with the consolidated financial statements.

As can be expected in a complex and dynamic business environment, some financial statement amounts are based on estimates and judgments. Even though estimates and judgments are used, measures have been taken to provide reasonable assurance of the integrity and reliability of the financial information contained in this annual report. We have formed a Disclosure Committee to oversee this process.

The accompanying consolidated financial statements have been audited by the independent registered public accounting firm, Deloitte & Touche LLP. During its audits, Deloitte & Touche LLP was given unrestricted access to all financial records and related data, including minutes of all meetings of stockholders and the board of directors and all committees of the board. Management believes that all representations made to the independent auditors during their audits were valid and appropriate.

Internal Control Over Financial Reporting

The management of International Paper Company is also responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is the process designed by, or under the supervision of, our principal executive officer and principal financial officer, and effected by our Board of Directors, management and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes. All internal control systems have inherent limitations, including the possibility of circumvention and overriding of controls, and therefore can provide only reasonable assurance of achieving the designed control objectives. The Company’s internal control system is supported by written policies and procedures, contains self-monitoring mechanisms, and is audited by the internal audit function. Appropriate actions are taken by management to correct deficiencies as they are identified.

The Company has assessed the effectiveness of its internal control over financial reporting as of December 31, 2016. In making this assessment, it used the criteria described in “Internal Control – Integrated Framework (2013)” issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this assessment, management believes that, as of December 31, 2016, the Company’s internal control over financial reporting was effective.

The Company completed the acquisition of Holmen Paper’s newsprint mill in Madrid, Spain as well as associated recycling operations and 50% ownership in a cogeneration facility in June 2016. Due to the timing of the acquisition we have excluded the Holmen operations from our evaluation of the effectiveness of internal control over financial reporting. For the period ended December 31, 2016, sales and assets for the former Holmen operations represented approximately 0.4% of net sales and 0.3% of total assets.

The Company completed the acquisition of Weyerhaeuser’s pulp business in December 2016. Due to the timing of the acquisition we have excluded the former Weyerhaeuser pulp business from our evaluation of the effectiveness of internal control over financial reporting. For the period ended December 31, 2016, sales and assets for the former Weyerhaeuser pulp business represented approximately 0.5% of net sales and 6.5% of total assets.
The Company’s independent registered public accounting firm, Deloitte & Touche LLP, has issued its report on the effectiveness of the Company’s internal control over financial reporting. The report appears on pages 41 and 42.
Internal Control Environment And Board Of Directors Oversight

Our internal control environment includes an enterprise-wide attitude of integrity and control consciousness that establishes a positive “tone at the top.” This is exemplified by our ethics program that includes long-standing principles and policies on ethical business conduct that require employees to maintain the highest ethical and legal standards in the conduct of International Paper business, which have been distributed to all employees; a toll-free telephone helpline whereby any employee may anonymously report suspected violations of law or International Paper’s policy; and an office of ethics and business practice. The internal control system further includes careful selection and training of supervisory and management personnel, appropriate delegation of authority and division of responsibility, dissemination of accounting and business policies throughout International Paper, and an extensive program of internal audits with management follow-up.

The Board of Directors, assisted by the Audit and Finance Committee (Committee), monitors the integrity of the Company’s financial statements and financial reporting procedures, the performance of the Company’s internal audit function and independent auditors, and other matters set forth in its charter. The Committee, which consists of independent directors, meets regularly with representatives of management, and with the independent auditors and the Internal Auditor, with and without management representatives in attendance, to review their activities. The Committee’s Charter takes into account the New York Stock Exchange rules relating to Audit Committees and the SEC rules and regulations promulgated as a result of the Sarbanes-Oxley Act of 2002. The Committee has reviewed and discussed the consolidated financial statements for the year ended December 31, 2016, including critical accounting policies and significant management judgments, with management and the independent auditors. The Committee’s report recommending the inclusion of such financial statements in this Annual Report on Form 10-K will be set forth in our Proxy Statement.

MARK S. SUTTON
CHAIRMAN AND CHIEF EXECUTIVE OFFICER

CAROL L. ROBERTS
SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, ON CONSOLIDATED FINANCIAL STATEMENTS

To the Board of Directors and Shareholders of International Paper Company:
We have audited the accompanying consolidated balance sheets of International Paper Company and subsidiaries (the "Company") as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows for each of the three years in the period ended December 31, 2016. Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of International Paper Company and subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
As discussed in Note 1 to the consolidated financial statements, the accompanying 2016 and 2015 financial statements have been retrospectively adjusted for the adoption of Accounting Standards Update 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2016, based on the criteria established in Internal Control - Integrated

Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 22, 2017 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

Memphis, Tennessee
February 22, 2017 (July 31, 2017 as to the effects of the internal reorganization and adoption of ASU 2015-17 as described in Note 1)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, ON INTERNAL CONTROL OVER FINANCIAL REPORTING

To the Board of Directors and Shareholders of International Paper Company:

We have audited the internal control over financial reporting of International Paper Company and subsidiaries (the "Company") as of December 31, 2016, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. As described in the Report of Management on Internal Control over Financial Reporting, management excluded from its assessment the internal control over financial reporting of Holmen Paper’s newsprint mill in Madrid, Spain as well as the associated recycling operations and a 50% ownership in a cogeneration facility (collectively Holmen) and Weyerhaeuser’s pulp business, which were acquired on June 30, 2016 and December 1, 2016 respectively. Holmen constitutes 0.4% of net sales and 0.3% of total assets of the consolidated financial statement amounts as of and for the year ended December 31, 2016. The former Weyerhaeuser pulp business constitutes 0.5% of net sales and 6.5% of total assets of the consolidated financial statement amounts as of and for the year ended December 31, 2016. Accordingly, our audit did not include the internal control over financial reporting at Holmen or Weyerhaeuser pulp business. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Report of Management on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed by, or under the supervision of, the company's principal executive and principal financial officers, or persons performing similar functions, and effected by the company's board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on the criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and financial statement schedule as of and for the year ended December 31, 2016 of the Company and our report dated February 22, 2017 (July 31, 2017 as to the effects of the internal reorganization and adoption of ASU 2015-17 as described in Note 1) expressed an unqualified opinion on those financial statements and financial statement schedule and includes an explanatory paragraph related to the retrospective adjustment for the adoption of Accounting Standards Update 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes.

/s/ Deloitte & Touche LLP

Memphis, Tennessee
February 22, 2017

CONSOLIDATED STATEMENT OF OPERATIONS

In millions, except per share amounts, for the years ended December 31	2016	2015	2014
NET SALES	$21,079	$22,365	$23,617
COSTS AND EXPENSES
Cost of products sold	15,152	15,468	16,254
Selling and administrative expenses	1,575	1,645	1,793
Depreciation, amortization and cost of timber harvested	1,227	1,294	1,406
Distribution expenses	1,361	1,406	1,521
Taxes other than payroll and income taxes	164	168	180
Restructuring and other charges	54	252	846
Impairment of goodwill and other intangibles	—	137	100
Net (gains) losses on sales and impairments of businesses	70	174	38
Interest expense, net	520	555	607
EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND EQUITY EARNINGS (LOSSES)	956	1,266	872
Income tax provision (benefit)	247	466	123
Equity earnings (loss), net of taxes	198	117	(200)
EARNINGS (LOSS) FROM CONTINUING OPERATIONS	907	917	549
Discontinued operations, net of taxes	(5)	—	(13)
NET EARNINGS (LOSS)	902	917	536
Less: Net earnings (loss) attributable to noncontrolling interests	(2)	(21)	(19)
NET EARNINGS (LOSS) ATTRIBUTABLE TO INTERNATIONAL PAPER COMPANY	$904	$938	$555
BASIC EARNINGS (LOSS) PER SHARE ATTRIBUTABLE TO INTERNATIONAL PAPER COMPANY COMMON SHAREHOLDERS
Earnings (loss) from continuing operations	$2.21	$2.25	$1.33
Discontinued operations, net of taxes	(0.01)	—	(0.03)
Net earnings (loss)	$2.20	$2.25	$1.30
DILUTED EARNINGS (LOSS) PER SHARE ATTRIBUTABLE TO INTERNATIONAL PAPER COMPANY COMMON SHAREHOLDERS
Earnings (loss) from continuing operations	$2.19	$2.23	$1.31
Discontinued operations, net of taxes	(0.01)	—	(0.02)
Net earnings (loss)	$2.18	$2.23	$1.29
AMOUNTS ATTRIBUTABLE TO INTERNATIONAL PAPER COMPANY COMMON SHAREHOLDERS
Earnings (loss) from continuing operations	$909	$938	$568
Discontinued operations, net of taxes	(5)	—	(13)
Net earnings (loss)	$904	$938	$555

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (LOSS)

In millions for the years ended December 31	2016	2015	2014
NET EARNINGS (LOSS)	$902	$917	$536
OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX
Amortization of pension and postretirement prior service costs and net loss:
U.S. plans (less tax of $343, $186 and $154)	545	296	242
Pension and postretirement liability adjustments:
U.S. plans (less tax of $283, $206 and $798)	(451)	(329)	(1,253)
Non-U.S. plans (less tax of $4, $0 and $5)	3	(2)	(18)
Change in cumulative foreign currency translation adjustment	260	(1,042)	(876)
Net gains/losses on cash flow hedging derivatives:
Net gains (losses) arising during the period (less tax of $3, $3 and $3)	(6)	(3)	10
Reclassification adjustment for (gains) losses included in net earnings (less tax of $3, $8 and $1)	(7)	12	(4)
TOTAL OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX	344	(1,068)	(1,899)
Comprehensive Income (Loss)	1,246	(151)	(1,363)
Net (Earnings) Loss Attributable to Noncontrolling Interests	2	21	19
Other Comprehensive (Income) Loss Attributable to Noncontrolling Interests	2	6	12
COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO INTERNATIONAL PAPER COMPANY	$1,250	$(124)	$(1,332)

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED BALANCE SHEET

In millions, except per share amounts, at December 31	2016	2015
ASSETS
Current Assets
Cash and temporary investments	$1,033	$1,050
Accounts and notes receivable, less allowances of $70 in 2016 and $70 in 2015	3,001	2,675
Inventories	2,438	2,228
Other current assets	198	212
Total Current Assets	6,670	6,165
Plants, Properties and Equipment, net	13,990	11,980
Forestlands	456	366
Investments	360	228
Financial Assets of Special Purpose Entities (Note 12)	7,033	7,014
Goodwill	3,364	3,335
Deferred Charges and Other Assets	1,220	1,183
TOTAL ASSETS	$33,093	$30,271
LIABILITIES AND EQUITY
Current Liabilities
Notes payable and current maturities of long-term debt	$239	$426
Accounts payable	2,309	2,078
Accrued payroll and benefits	430	434
Other accrued liabilities	1,091	983
Total Current Liabilities	4,069	3,921
Long-Term Debt	11,075	8,844
Nonrecourse Financial Liabilities of Special Purpose Entities (Note 12)	6,284	6,277
Deferred Income Taxes	3,127	2,974
Pension Benefit Obligation	3,400	3,548
Postretirement and Postemployment Benefit Obligation	330	364
Other Liabilities	449	434
Commitments and Contingent Liabilities (Note 11)
Equity
Common stock $1 par value, 2016 - 448.9 shares & 2015 – 448.9 shares	449	449
Paid-in capital	6,189	6,243
Retained earnings	4,818	4,649
Accumulated other comprehensive loss	(5,362)	(5,708)
	6,094	5,633
Less: Common stock held in treasury, at cost, 2016 – 37.671 shares and 2015 – 36.776 shares	1,753	1,749
Total Shareholders’ Equity	4,341	3,884
Noncontrolling interests	18	25
Total Equity	4,359	3,909
TOTAL LIABILITIES AND EQUITY	$33,093	$30,271

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

In millions for the years ended December 31	2016	2015	2014
OPERATING ACTIVITIES
Net earnings (loss)	$902	$917	$536
Depreciation, amortization, and cost of timber harvested	1,227	1,294	1,414
Deferred income tax provision (benefit), net	136	281	(135)
Restructuring and other charges	54	252	881
Pension plan contribution	(750)	(750)	(353)
Periodic pension expense, net	809	461	387
Net (gains) losses on sales and impairments of businesses	70	174	38
Equity (earnings) losses, net of taxes	(198)	(117)	200
Impairment of goodwill and other intangible assets	—	137	100
Other, net	157	153	167
Changes in current assets and liabilities
Accounts and notes receivable	(94)	7	(97)
Inventories	11	(131)	(103)
Accounts payable and accrued liabilities	98	(89)	(18)
Interest payable	41	(17)	(18)
Other	15	8	78
CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES	2,478	2,580	3,077
INVESTMENT ACTIVITIES
Invested in capital projects	(1,348)	(1,487)	(1,366)
Acquisitions, net of cash acquired	(2,228)	—	—
Proceeds from divestitures	108	23	—
Proceeds from spinoff	—	—	411
Investment in Special Purpose Entities	—	(198)	—
Proceeds from sale of fixed assets	19	37	61
Other	(49)	(114)	34
CASH PROVIDED BY (USED FOR) INVESTMENT ACTIVITIES	(3,498)	(1,739)	(860)
FINANCING ACTIVITIES
Repurchase of common stock and payments of restricted stock tax withholding	(132)	(605)	(1,062)
Issuance of common stock	—	2	66
Issuance of debt	3,830	6,873	1,982
Reduction of debt	(1,938)	(6,947)	(2,095)
Change in book overdrafts	—	(14)	30
Dividends paid	(733)	(685)	(620)
Acquisition of redeemable noncontrolling interest	—	—	(114)
Debt tender premiums paid	(31)	(211)	(269)
Other	(14)	(14)	(4)
CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES	982	(1,601)	(2,086)
Effect of Exchange Rate Changes on Cash	21	(71)	(52)
Change in Cash and Temporary Investments	(17)	(831)	79
Cash and Temporary Investments
Beginning of the period	1,050	1,881	1,802
End of the period	$1,033	$1,050	$1,881

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

In millions	Common Stock Issued	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total International Paper Shareholders’ Equity	Noncontrolling Interests	Total Equity
BALANCE, JANUARY 1, 2014	$447	$6,463	$4,446	$(2,759)	$492	$8,105	$179	$8,284
Issuance of stock for various plans, net	2	69	—	—	(212)	283	—	283
Repurchase of stock	—	—	—	—	1,062	(1,062)	—	(1,062)
xpedx spinoff	—	(287)	—	—	—	(287)	—	(287)
Dividends	—	—	(633)	—	—	(633)	—	(633)
Acquisition of redeemable noncontrolling interests	—	—	46	—	—	46	—	46
Remeasurement of redeemable noncontrolling interest	—	—	(5)	—	—	(5)	—	(5)
Comprehensive income (loss)	—	—	555	(1,887)	—	(1,332)	(31)	(1,363)
BALANCE, DECEMBER 31, 2014	449	6,245	4,409	(4,646)	1,342	5,115	148	5,263
Issuance of stock for various plans, net	—	35	—	—	(198)	233	—	233
Repurchase of stock	—	—	—	—	605	(605)	—	(605)
Dividends	—	—	(698)	—	—	(698)	—	(698)
Transactions of equity method investees	—	(37)	—	—	—	(37)	—	(37)
Divestiture of noncontrolling interests	—	—	—	—	—	—	(96)	(96)
Comprehensive income (loss)	—	—	938	(1,062)	—	(124)	(27)	(151)
BALANCE, DECEMBER 31, 2015	449	6,243	4,649	(5,708)	1,749	3,884	25	3,909
Issuance of stock for various plans, net	—	(6)	—	—	(128)	122	—	122
Repurchase of stock	—	—	—	—	132	(132)	—	(132)
Dividends	—	—	(743)	—	—	(743)	—	(743)
Transactions of equity method investees	—	(48)	—	—	—	(48)	—	(48)
Divestiture of noncontrolling interests	—	—	—	—	—	—	(3)	(3)
Other	—	—	8	—	—	8	—	8
Comprehensive income (loss)	—	—	904	346	—	1,250	(4)	1,246
BALANCE, DECEMBER 31, 2016	$449	$6,189	$4,818	$(5,362)	$1,753	$4,341	$18	$4,359
The accompanying notes are an integral part of these financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

International Paper (the Company) is a global paper and packaging company with primary markets and manufacturing operations in North America, Europe, Latin America, Russia, Asia, Africa and the Middle East. Substantially all of our businesses have experienced, and are likely to continue to experience, cycles relating to available industry capacity and general economic conditions.

FINANCIAL STATEMENTS

These consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States that require the use of management’s estimates. Actual results could differ from management’s estimates. Prior-period amounts have been adjusted to conform with current year presentation.

During the fourth quarter of 2016, the Company finalized its purchase of Weyerhaeuser's pulp business (see Note 6). Subsequent to the acquisition, the Company began reporting Global Cellulose Fibers as a separate business segment in the fourth quarter of 2016 due to the increased materiality of the results of this business. This segment includes the Company's legacy pulp business and the newly acquired pulp business. As such, amounts related to the legacy pulp business have been reclassified out of the Printing Papers' business segment and included in the new Global Cellulose Fibers business segment for all prior periods to conform with current year presentation. In addition, during the first quarter of 2017, as a result of an internal reorganization, the net sales and operating profits for the Asian Distribution operations are included in the results of the businesses that manufacture the products, and as such, prior year amounts have been reclassified to conform with current year presentation.

Also in the first quarter of 2017, the Company adopted the required guidance in ASU 2015-17, "Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes." All prior year amounts have been reclassified to conform with current year presentation. The adoption of this guidance had the following impact on the Company's consolidated balance sheet:

In millions, except per share amounts	2016	2015
Reclassification from:
Deferred income tax assets	$(299)	$(312)
Other accrued liabilities	3	3
Reclassification to:
Deferred charges and other assets	48	52
Deferred income taxes	248	257

CONSOLIDATION

The consolidated financial statements include the accounts of International Paper and its wholly-owned, controlled majority-owned and financially controlled subsidiaries. All significant intercompany balances and transactions are eliminated.

Investments in affiliated companies where the Company has significant influence over their operations are accounted for by the equity method. International Paper’s share of affiliates’ results of operations totaled earnings (loss) of $198 million, $117 million and $(200) million in 2016, 2015 and 2014, respectively.

REVENUE RECOGNITION

Revenue is recognized when the customer takes title and assumes the risks and rewards of ownership. Revenue is recorded at the time of shipment for terms designated f.o.b. (free on board) shipping point. For sales transactions designated f.o.b. destination, revenue is recorded when the product is delivered to the customer’s delivery site, when title and risk of loss are transferred. Timber and forestland sales revenue is generally recognized when title and risk of loss pass to the buyer.

SHIPPING AND HANDLING COSTS

Shipping and handling costs, such as freight to our customers’ destinations, are included in distribution expenses in the consolidated statement of operations. When shipping and handling costs are included in the sales price charged for our products, they are recognized in net sales.

ANNUAL MAINTENANCE COSTS

Costs for repair and maintenance activities are expensed in the month that the related activity is performed under the direct expense method of accounting.

TEMPORARY INVESTMENTS

Temporary investments with an original maturity of three months or less are treated as cash equivalents and are stated at cost, which approximates market value.

INVENTORIES

Inventories are valued at the lower of cost or market value and include all costs directly associated with manufacturing products: materials, labor and manufacturing overhead. In the United States, costs of raw materials and finished pulp and paper products, are generally determined using the last-in, first-out method. Other inventories are valued using the first-in, first-out or average cost methods.

PLANTS, PROPERTIES AND EQUIPMENT

Plants, properties and equipment are stated at cost, less accumulated depreciation. Expenditures for betterments are capitalized, whereas normal repairs and maintenance are expensed as incurred. The units-of-production method of depreciation is used for pulp and paper mills, and the straight-line method is used for other plants and equipment. Annual straight-line depreciation rates generally are, for buildings — 2.50% to 5.00%, and for machinery and equipment — 5% to 33%.

FORESTLANDS

At December 31, 2016, International Paper and its subsidiaries owned or managed approximately 329,000 acres of forestlands in Brazil, and through licenses and forest management agreements, had harvesting rights on government-owned forestlands in Russia. Costs attributable to timber are expensed as trees are cut. The rate charged is determined annually based on the relationship of incurred costs to estimated current merchantable volume.

GOODWILL

Goodwill relating to a single business reporting unit is included as an asset of the applicable segment. For goodwill impairment testing, this goodwill is allocated to reporting units. Annual testing for possible goodwill impairment is performed as of the beginning of the fourth quarter of each year, with additional interim testing performed when management believes that it is more likely than not events or circumstances have occurred that would result in the impairment of a reporting unit’s goodwill.

In performing this testing, the Company estimates the fair value of its reporting units using the projected future cash flows to be generated by each unit, discounted for each reporting unit. These estimated fair values are then analyzed for reasonableness by comparing them to historic market transactions for businesses in the industry, and by comparing the sum of the reporting unit fair values and other corporate assets and liabilities divided by diluted common shares outstanding to the Company’s traded stock price on the testing date. For reporting units whose recorded value of net assets plus goodwill is in excess of their estimated fair values, the fair values of the individual assets and liabilities of the respective reporting units are then determined to calculate the amount of any goodwill impairment charge required. See Note 9 for further discussion.

IMPAIRMENT OF LONG-LIVED ASSETS

Long-lived assets are reviewed for impairment upon the occurrence of events or changes in circumstances that indicate that the carrying value of the assets may not be recoverable, measured by comparing their net book value to the undiscounted projected future cash flows generated by their use. Impaired assets are recorded at their estimated fair value.

INCOME TAXES

International Paper uses the asset and liability method of accounting for income taxes whereby deferred income taxes are recorded for the future tax consequences attributable to differences between the financial statement and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets and liabilities are remeasured to reflect new tax rates in the periods rate changes are enacted.

International Paper records its worldwide tax provision based on the respective tax rules and regulations for the jurisdictions in which it operates. Where the Company believes that a tax position is supportable for income tax purposes, the item is included in its income tax returns. Where treatment of a position is uncertain, liabilities are recorded based upon the Company’s evaluation of the “more likely than not” outcome considering the technical merits of the position based on specific tax regulations and the facts of each matter. Changes to recorded liabilities are made only when an identifiable event occurs that changes the likely outcome, such as settlement with the relevant tax authority, the expiration of statutes of limitation for the subject tax year, a change in tax laws, or a recent court case that addresses the matter.

While the judgments and estimates made by the Company are based on management’s evaluation of the technical merits of a matter, assisted as necessary by consultation with outside consultants, historical experience and other assumptions that management believes are appropriate and reasonable under current circumstances, actual resolution of these matters may differ from recorded estimated amounts, resulting in charges or credits that could materially affect future financial statements.

ENVIRONMENTAL REMEDIATION COSTS

Costs associated with environmental remediation obligations are accrued when such costs are probable and reasonably estimable. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are discounted to their present value when the amount and timing of expected cash payments are reliably determinable.

TRANSLATION OF FINANCIAL STATEMENTS

Balance sheets of international operations are translated into U.S. dollars at year-end exchange rates, while statements of operations are translated at average rates. Adjustments resulting from financial statement translations are included as cumulative translation adjustments in Accumulated other comprehensive loss.

NOTE 2 RECENT ACCOUNTING DEVELOPMENTS

Other than as described below, no new accounting pronouncement issued or effective during the fiscal year has had or is expected to have a material impact on the consolidated financial statements.

VARIABLE INTEREST ENTITIES

In October 2016, the FASB issued ASU 2016-17, "Consolidation (Topic 810): Interests Held through Related Parties That Are under Common Control." Under consolidation guidance in ASU 2015-02 issued by the FASB in 2015, a single decision maker was required to consider an indirect interest held by a related party under common control in its entirety. Under the new guidance, the single decision maker will consider that indirect interest on a proportionate basis. This guidance is effective for annual reporting periods beginning after December 15, 2016, and interim periods within those years. This guidance should be applied retrospectively to all relevant prior periods beginning with the fiscal years in which ASU 2015-02 was initially applied. Early adoption is permitted. The Company is currently evaluating the provisions of this guidance and will adopt this ASU in the first quarter of 2017.

INCOME TAXES

In October 2016, the FASB issued ASU 2016-16, "Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory." This ASU requires companies to recognize the income tax effects of intercompany sales and transfers of assets other than inventory in the period in which the transfer occurs rather than defer the income tax effects, which is current practice. This new guidance is effective for annual reporting periods beginning after December 15, 2017, and interim periods within those years. The guidance requires companies to apply a modified retrospective approach with a cumulative catch-up adjustment to opening retained earnings in the period of adoption. The Company is currently evaluating the provisions of this guidance.

In November 2015, the FASB issued ASU 2015-17, "Income Taxes (Topic 740): Balance Classification of Deferred Taxes." This ASU requires entities to offset all deferred tax assets and liabilities (and valuation allowances) for each tax-paying jurisdiction within each tax-paying component. The net deferred tax must be presented as a single noncurrent amount. This ASU is effective for annual reporting periods beginning after December 15, 2016, and interim periods within those years. The Company adopted this required guidance in the first quarter of 2017.

CASH FLOW CLASSIFICATION
In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): "Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force)." This ASU adds or clarifies guidance on the classification of certain cash receipts and payments in the statement of cash flows. This ASU is effective for annual reporting periods beginning after December 15, 2017, and interim periods with those years and must be applied retrospectively to all periods presented but may be applied prospectively from the earliest date practicable if retrospective application would be impracticable. The Company early adopted this guidance during 2016 with no material impact on the consolidated financial statements.
STOCK COMPENSATION
In March 2016, the FASB issued ASU 2016-09, Compensation - Stock Compensation (Topic 718): "Improvements to Employee Share-Based Payment Accounting." Under this new guidance, all excess tax benefits and tax deficiencies will be recognized in the income statement as they occur and will therefore impact the Company's effective tax rate. This guidance replaces current guidance which requires tax benefits that exceed compensation costs (windfalls) to be recognized in equity. The new guidance will also change the cash flow presentation of excess tax benefits, classifying them as operating inflows rather than financing activities as they are currently classified. In addition, the new guidance will allow companies to provide net settlement of stock-based compensation to cover tax withholding as long as the net settlement doesn't exceed the maximum individual statutory tax rate in the employee's tax jurisdiction. Amendments related to the timing of when excess tax benefits are recognized, minimum statutory withholding requirements, forfeitures, and intrinsic value should be applied using a modified retrospective transition method by means of a cumulative-effect adjustment to equity as of the beginning of the period in which the guidance is adopted. Amendments related to the presentation of employee taxes paid on the statement of cash flows when an employer withholds shares to meet the minimum statutory withholding requirement should be applied retrospectively. Amendments requiring recognition of excess tax benefits and tax deficiencies in the income statement and the practical expedient for estimating expected term should be applied prospectively. An entity may elect to apply the amendments related to the presentation of excess tax benefits on the statement of cash flows using either a prospective transition method or a retrospective transition method. This ASU is effective for annual reporting periods beginning after December 15, 2016, and interim periods with those years. Early adoption is permitted. The Company is currently evaluating the provisions of this guidance.

INVESTMENTS - EQUITY METHOD AND JOINT VENTURES
In March 2016, the FASB issued ASU 2016-07, Investments - Equity Method and Joint Ventures (Topic 323): "Simplifying the Transition to the Equity Method of Accounting." The amendments in the ASU eliminate the requirement that when an investment qualifies for use of the equity method as a result of an increase in the level of ownership interest or degree of influence, an investor must adjust the investment, results of operations, and retained earnings retroactively on a step-by-step basis as if the equity method had been in effect during all previous periods that the investment had been held. The amendments require that the equity method investor add the cost of acquiring the additional interest in the investee to the current basis of the investor's previously held interest and adopt the equity method of accounting as of the date the investment becomes qualified for equity method accounting. Therefore, upon qualifying for the equity method of accounting, no retroactive adjustment of the investment is required. This ASU is effective for annual reporting periods beginning after December 15, 2016, and interim periods within those years and should be applied prospectively upon the effective date. Early adoption is permitted. The Company early adopted this guidance during 2016 with no material impact on the consolidated financial statements.

DERIVATIVES AND HEDGING
Also in March 2016, the FASB issued ASU 2016-05, Derivatives and Hedging (Topic 815): "Effect of Derivative Contract Novations on Existing Hedge Accounting Relationships." The amendments in this ASU apply to all reporting entities for which there is a change in the counterparty to a derivative instrument that has been designated as a hedging instrument under Topic 815. This ASU clarifies that a change in the counterparty to a derivative instrument that has been designated as the hedging instrument under Topic 815 does not, in and of itself, require dedesignation of that hedging relationship provided that all other hedge accounting criteria continue to be met. This ASU is effective for annual reporting periods beginning after December 15, 2016, and interim periods within those years, and allows for the amendments to be applied on either a prospective basis or a modified retrospective basis. The Company early adopted this guidance during 2016 with no material impact on the consolidated financial statements.

LEASES
In February 2016, the FASB issued ASU 2016-02, Leases Topic (842): "Leases." This ASU will require most leases to be recognized on the balance sheet which will increase reported assets and liabilities. Lessor accounting will remain substantially similar to current U.S. GAAP. This ASU is effective for annual reporting periods beginning after December 15, 2018, and interim periods within those years, and mandates a modified retrospective transition method for all entities. The Company expects to adopt this guidance using a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. We expect to recognize a liability and corresponding asset associated with in-scope operating and finance leases but we are still in the process of determining those amounts and the processes required to account for leasing activity on an ongoing basis.

BUSINESS COMBINATIONS
In September 2015, the FASB issued ASU 2015-16, "Business Combinations - Simplifying the Accounting for Measurement Period Adjustments." This ASU provides that an acquirer must recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. The ASU also requires acquirers to present separately on the face of the income statement, or disclose in the notes, the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized at the acquisition date. The Company adopted this guidance during 2016 with no material impact on the consolidated financial statements.

INVENTORY

In July 2015, the FASB issued ASU 2015-11, Inventory (Topic 330): "Simplifying the Measurement of Inventory." This ASU provides that entities should measure inventory at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business less reasonably predictable costs of completion, disposal and transportation. Subsequent measurement is unchanged for inventory measured using LIFO or the retail inventory method. This ASU is effective for annual reporting periods beginning after December 15, 2016, and interim periods within those years. Early adoption is permitted. The Company early adopted this guidance during 2016 with no material impact on the consolidated financial statements.

FAIR VALUE MEASUREMENT

In May 2015, the FASB issued ASU 2015-07, "Fair Value Measurement (Topic 820): Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent)." This guidance eliminates the existing requirement to categorize within the fair value hierarchy investments whose fair values are measured at net asset value (NAV) using the practical expedient in ASC 820. Instead entities are required to disclose the fair values of such investments so that financial statement users can reconcile amounts reported in the fair value hierarchy table and the amounts reported on the balance sheet. This guidance is effective for fiscal years beginning after December 15, 2015 and interim periods within those years and should be applied retrospectively. The Company adopted the provisions of this guidance in 2016 with no material impact on the consolidated financial statements.
DEBT ISSUANCE COSTS
In April 2015, the FASB issued ASU 2015-03, "Interest - Imputation of Interest (Subtopic 835-30: Simplifying the Presentation of Debt Issuance Costs)," which simplifies the balance sheet presentation of the costs for issuing debt. This ASU was effective for annual reporting periods beginning after December 15, 2015, and interim periods within those years. The application of the requirements of this guidance did not have a material effect on the consolidated financial statements.

REVENUE RECOGNITION
In May 2014, the FASB issued ASU 2014-09, "Revenue from Contracts with Customers." This guidance replaces most existing revenue recognition guidance and provides that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. This ASU was effective for annual reporting periods beginning after December 15, 2016, and interim periods within those years and permits the use of either the retrospective or cumulative effect transition method; however, in August 2015, the FASB issued ASU 2015-14 which defers the effective date by one year making the guidance effective for annual reporting periods beginning after December 15, 2017. The FASB has continued to clarify this guidance in various updates during 2015 and 2016, all of which, have the same effective date as the original guidance.

We are currently evaluating the impact of ASU 2014-09 and all related ASU's on our consolidated financial statements. We plan to adopt the new revenue guidance effective January 1, 2018 using the full retrospective transition method. The Company does not expect the impact on its consolidated financial statements to be material and we anticipate the primary impact to be the additional required disclosures around revenue recognition in the notes to the consolidated financial statements.

NOTE 3 EARNINGS PER SHARE ATTRIBUTABLE TO INTERNATIONAL PAPER COMPANY COMMON SHAREHOLDERS

Basic earnings per share is computed by dividing earnings by the weighted average number of common shares outstanding. Diluted earnings per share is computed assuming that all potentially dilutive securities, including “in-the-money” stock options, were converted into common shares.

A reconciliation of the amounts included in the computation of basic earnings (loss) per share from continuing operations, and diluted earnings (loss) per share from continuing operations is as follows:

In millions, except per share amounts	2016	2015	2014
Earnings (loss) from continuing operations	$909	$938	$568
Effect of dilutive securities	—	—	—
Earnings (loss) from continuing operations – assuming dilution	$909	$938	$568
Average common shares outstanding	411.1	417.4	427.7
Effect of dilutive securities:
Restricted performance share plan	4.5	3.2	4.2
Stock options (a)	—	—	0.1
Average common shares outstanding – assuming dilution	415.6	420.6	432.0
Basic earnings (loss) per share from continuing operations	$2.21	$2.25	$1.33
Diluted earnings (loss) per share from continuing operations	$2.19	$2.23	$1.31

(a)
Options to purchase shares were not included in the computation of diluted common shares outstanding if their exercise price exceeded the average market price of the Company’s common stock for each respective reporting date.

NOTE 4 OTHER COMPREHENSIVE INCOME

The following table presents changes in AOCI for the year ended December 31, 2016:

In millions	Defined Benefit Pension and Postretirement Items (a)	Change in Cumulative Foreign Currency Translation Adjustments (a)	Net Gains and Losses on Cash Flow Hedging Derivatives (a)	Total (a)
Balance as of December 31, 2015	$(3,169)	$(2,549)	$10	$(5,708)
Other comprehensive income (loss) before reclassifications	(448)	263	(6)	(191)
Amounts reclassified from accumulated other comprehensive income	545	(3)	(7)	535
Net Current Period Other Comprehensive Income	97	260	(13)	344
Other Comprehensive Income (Loss) Attributable to Noncontrolling Interest	—	2	—	2
Balance as of December 31, 2016	$(3,072)	$(2,287)	$(3)	$(5,362)

(a) All amounts are net of tax. Amounts in parentheses indicate debits to AOCI.

The following table presents changes in AOCI for the year ended December 31, 2015:

In millions	Defined Benefit Pension and Postretirement Items (a)	Change in Cumulative Foreign Currency Translation Adjustments (a)	Net Gains and Losses on Cash Flow Hedging Derivatives (a)	Total (a)
Balance as of December 31, 2014	$(3,134)	$(1,513)	$1	$(4,646)
Other comprehensive income (loss) before reclassifications	(331)	(1,002)	(3)	(1,336)
Amounts reclassified from accumulated other comprehensive income	296	(40)	12	268
Net Current Period Other Comprehensive Income	(35)	(1,042)	9	(1,068)
Other Comprehensive Income (Loss) Attributable to Noncontrolling Interest	—	6	—	6
Balance as of December 31, 2015	$(3,169)	$(2,549)	$10	$(5,708)

(a) All amounts are net of tax. Amounts in parentheses indicate debits to AOCI.

The following table presents changes in AOCI for the year ended December 31, 2014:

In millions	Defined Benefit Pension and Postretirement Items (a)	Change in Cumulative Foreign Currency Translation Adjustments (a)	Net Gains and Losses on Cash Flow Hedging Derivatives (a)	Total (a)
Balance as of December 31, 2013	$(2,105)	$(649)	$(5)	$(2,759)
Other comprehensive income (loss) before reclassifications	(1,271)	(863)	10	(2,124)
Amounts reclassified from accumulated other comprehensive income	242	(13)	(4)	225
Net Current Period Other Comprehensive Income	(1,029)	(876)	6	(1,899)
Other Comprehensive Income (Loss) Attributable to Noncontrolling Interest	—	12	—	12
Balance as of December 31, 2014	$(3,134)	$(1,513)	$1	$(4,646)

(a) All amounts are net of tax. Amounts in parentheses indicate debits to AOCI.

The following table presents details of the reclassifications out of AOCI for the three years ended:

Details About Accumulated Other Comprehensive Income Components	Amount Reclassified from Accumulated Other Comprehensive Income (a)				Location of Amount Reclassified from AOCI
	2016	2015	2014
In millions
Defined benefit pension and postretirement items:
Prior-service costs	$(37)	$(33)	$(17)	(b)	Cost of products sold
Actuarial gains/(losses)	(851)	(449)	(379)	(b)	Cost of products sold
Total pre-tax amount	(888)	(482)	(396)
Tax (expense)/benefit	343	186	154
Net of tax	(545)	(296)	(242)
Change in cumulative foreign currency translation adjustments:
Business acquisition/divestiture	3	40	13		Net (gains) losses on sales and impairments of businesses or Retained earnings
Tax (expense)/benefit	—	—	—
Net of tax	3	40	13
Net gains and losses on cash flow hedging derivatives:
Foreign exchange contracts	10	(20)	3	(c)	Cost of products sold
Total pre-tax amount	10	(20)	3
Tax (expense)/benefit	(3)	8	1
Net of tax	7	(12)	4
Total reclassifications for the period	$(535)	$(268)	$(225)

(a) Amounts in parentheses indicate debits to earnings/loss.
(b) These accumulated other comprehensive income components are included in the computation of net periodic pension cost (see Note 16 for additional details).
(c) This accumulated other comprehensive income component is included in our derivatives and hedging activities (see Note 14 for additional details).

NOTE 5 RESTRUCTURING CHARGES AND OTHER ITEMS

2016: During 2016, total restructuring and other charges of $54 million before taxes were recorded. These charges included:

In millions	2016
Early debt extinguishment costs (see Note 13)	$29
India packaging evaluation write-off	17
Gain on sale of investment in Arizona Chemical	(8)
Riegelwood mill conversion costs (a)	9
Turkey mill closure (b)	7
Total	$54

(a)	Includes $3 million of accelerated depreciation, $3 million of inventory write-off charges and $3 million of other charges.

(b)	Includes $4 million of accelerated depreciation and $3 million of severance charges which is related to 85 employees.

2015: During 2015, total restructuring and other charges of $252 million before taxes were recorded. These charges included:

In millions	2015
Early debt extinguishment costs (see Note 13)	$207
Timber monetization restructuring	16
Legal liability reserve adjustment	15
Riegelwood mill conversion costs net of proceeds from the sale of Carolina Coated Bristols brand (a)	8
Other	6
Total	$252

(a)	Includes $5 million of severance charges, which is related to 69 employees, $24 million of accelerated depreciation, sale proceeds of $22 million and $1 million of other charges.

2014: During 2014, total restructuring and other charges of $846 million before taxes were recorded. These charges included:

In millions	2014
Early debt extinguishment costs (see Note 13)	$276
Courtland mill shutdown (a)	554
Other (b)	16
Total	$846

(a) Includes $464 million of accelerated depreciation, $24 million of inventory impairment charges, $26 million of severance charges related to 49 employees and $40 million of other charges which are recorded in the Printing Papers segment.

(b) Includes $15 million of severance charges related to 908 employees.

NOTE 6 ACQUISITIONS AND JOINT VENTURES

WEYERHAEUSER PULP BUSINESS

2016: On December 1, 2016, the Company finalized the purchase of Weyerhaeuser's pulp business for approximately $2.2 billion in cash, subject to post-closing adjustments. Under the terms of the agreement, International Paper acquired four fluff pulp mills, one northern bleached softwood kraft mill and two converting facilities of modified fiber, located in the United States, Canada and Poland.

The Company is accounting for the acquisition under ASC 805, "Business Combinations" and the newly acquired pulp business's results of operations have been included in International Paper's consolidated financial statements beginning with the date of acquisition.

The following table summarizes the preliminary allocation of the purchase price to the fair value of assets and liabilities acquired as of December 1, 2016.

In millions
Cash and temporary investments	$12
Accounts and notes receivable	195
Inventory	254
Other current assets	11
Plants, properties and equipment	1,711
Goodwill	19
Other intangible assets	212
Deferred charges and other assets	6
Total assets acquired	2,420
Accounts payable and accrued liabilities	111
Long-term debt	104
Other long-term liabilities	22
Total liabilities assumed	237
Net assets acquired	$2,183

Due to the timing of the completion of the acquisition, the purchase price and related allocation are preliminary and could be revised as a result of adjustments made to the purchase price, additional information obtained regarding assets acquired and liabilities assumed, and revisions of provisional estimates of fair values, including, but not limited to, the completion of independent appraisals and valuations related to inventory, property, plant and equipment and intangible assets. These changes to the purchase price allocation could be significant. The purchase price allocation will be finalized within the measurement period of up to one year from the acquisition date.

In connection with the purchase price allocation, inventories were written up by $33 million to their estimated fair value. During December 2016, $19 million before taxes ($12 million after taxes) were expensed to Cost of products sold as the related inventory was sold.

Since the date of acquisition, Net sales of $111 million and Earnings (loss) from continuing operations before income taxes and equity earnings of $(21) million from the acquired business have been included in the Company's consolidated statement of operations. Additionally, Selling and administrative expenses for 2016 include $28 million in charges before taxes ($18 million after taxes) for integration costs associated with the acquisition.

The identifiable intangible assets acquired in connection with the acquisition of the Weyerhaeuser pulp business included the following:

In millions	Estimated Fair Value	Average Remaining Useful Life
Asset Class:		(at acquisition date)
Customer relationships and lists	$95	24 years
Trade names, patents, trademarks and developed technology	113	8 years
Other	4	10 years
Total	$212

On an unaudited pro forma basis, assuming the acquisition of the newly acquired pulp business had closed January 1, 2015, the consolidated results would have reflected Net sales of $22.4 billion and $23.9 billion and Earnings (loss) from continuing operations before income taxes and equity earnings of $1.1 billion and $1.4 billion for the years ended December 31, 2016 and 2015, respectively.

The 2016 pro forma information includes adjustments for additional amortization expense on identifiable intangible assets of $18 million and eliminating the write-off of the estimated fair value of inventory of $19 million and non-recurring integration costs associated with the acquisition of $30 million.

The 2015 pro forma information includes adjustments for additional amortization expense on identifiable intangible assets of $18 million, non-recurring integration costs associated with the acquisition of $30 million, and incremental expense of $33 million associated with the write-off of the estimated fair value of inventory.

The unaudited pro forma consolidated financial information was prepared for comparative purposes only and includes certain adjustments, as noted above. The adjustments are estimates based on currently available information and actual amounts may have differed materially from these estimates. They do not reflect the effect of costs or synergies that would have been expected to result from the integration of the acquisition. The pro forma information does not purport to represent International Paper's actual results of operations as if the transaction described above would have occurred as of January 1, 2015, nor is it necessarily an indicator of future results.

HOLMEN PAPER NEWSPRINT MILL

2016: On June 30, 2016, the Company completed the previously announced acquisition of Holmen Paper's newsprint mill in Madrid, Spain. Under the terms of the agreement, International Paper purchased the Madrid newsprint mill, as well as, associated recycling operations and a 50% ownership interest in a cogeneration facility. The Company intends to convert the mill during the second half of 2017 to produce recycled containerboard with an expected capacity of 419,000 tons. Once completed, the converted mill will support the Company's corrugated packaging business in EMEA.
The Company's aggregated purchase price for the mill, recycling operations and 50% ownership of the cogeneration facility was €53 million (approximately $59 million using June 30, 2016 exchange rate). The measurement period adjustments recognized in the third and fourth quarters of 2016 were to reallocate the purchase price from property, plant and equipment to the specific asset and liability balance sheet line items. Approximately $60 million of the purchase price was allocated to property, plant and equipment, $14 million to current assets (primarily cash and accounts receivable), $7 million to equity method investments, $3 million to long-term assets, $9 million to short-term liabilities and $16 million to long-term liabilities related to a supply contract entered into with the seller. The initial valuation amounts are not considered complete as of December 31, 2016 as tax implications of the valuation amounts are still being considered, however, their impacts are not expected to be material to the Company. The amount of revenue and earnings recognized since the acquisition date are $90 million and a net loss of $2 million, respectively, for the year ended December 31, 2016. Pro forma information related to the acquisition of the Holmen businesses has not been included as it is impractical to obtain the information due to the lack of availability of financial data and does not have a material effect on the Company's consolidated results of operations.

ORSA

2014: On April 8, 2014, the Company acquired the remaining 25% of shares of Orsa International Paper

Embalangens S.A. (Orsa IP) from its joint venture partner, Jari Celulose, Papel e Embalagens S.A. (Jari), a Grupo Jari company, for approximately $127 million, of which $105 million was paid in cash with the remaining $22 million held back pending satisfaction of certain indemnification obligations by Jari. An additional $11 million, which was not included in the purchase price, was placed in an escrow account pending resolution of certain open matters. During 2014, these open matters were successfully resolved, which resulted in $9 million paid out of escrow to Jari and correspondingly added to the final purchase consideration. The remaining $2 million was released back to the Company. As a result of this transaction, the Company reversed the $168 million of Redeemable noncontrolling interest included on the March 31, 2014 consolidated balance sheet. The net difference between the Redeemable noncontrolling interest balance plus $14 million of currency translation adjustment reclassified out of Other comprehensive income less the 25% purchase price was reflected as an increase to Retained earnings on the consolidated balance sheet.

In the fourth quarter of 2016, International Paper released the amount held back for indemnification obligations, net of certain claims. Cash of $10 million was paid to Jari, which included $3 million of accrued interest. The remaining unpaid balance of $12 million was reversed in the third quarter of 2016 with $8 million recorded to Retained earnings as a final purchase price adjustment, and $3 million to interest expense.

NOTE 7 DIVESTITURES / SPINOFF

DISCONTINUED OPERATIONS

2014: On July 1, 2014, International Paper completed the spinoff of its distribution business, xpedx, which subsequently merged with Unisource Worldwide, Inc., with the combined companies now operating as Veritiv Corporation (Veritiv). The xpedx business had historically represented the Company's Distribution reportable segment.

The spinoff was accomplished by the contribution of the xpedx business to Veritiv and the distribution of 8,160,000 shares of Veritiv common stock on a pro-rata basis to International Paper shareholders. International Paper received a payment of approximately $411 million, financed with new debt in Veritiv's capital structure.

All historical operating results for xpedx are included in Discontinued operations, net of tax, in the accompanying consolidated statement of operations. The following summarizes the major classes of line items comprising Earnings (Loss) Before Income Taxes and Equity Earnings reconciled to Discontinued

Operations, net of tax, related to the xpedx spinoff for all periods presented in the consolidated statement of operations:

In millions	2014
Net Sales	$2,604
Costs and Expenses
Cost of products sold	2,309
Selling and administrative expenses	191
Depreciation, amortization and cost of timber harvested	9
Distribution expenses	69
Restructuring and other charges	25
Impairment of goodwill and other intangibles	—
Other, net	3
Earnings (Loss) Before Income Taxes and Equity Earnings	(2)
Income tax provision (benefit)	(1)
Discontinued Operations, Net of Taxes (a)	$(1)

(a) These amounts, along with those disclosed below related to the Temple-Inland Building Products divestitures, are included in Discontinued operations, net of tax, in the consolidated statement of operations.

Total cash provided by operations related to xpedx of $29 million for 2014 is included in Cash Provided By (Used For) Operations in the consolidated statement of cash flows. Total cash provided by (used for) investing activities related to xpedx of $3 million for 2014 is included in Cash Provided By (Used For) Investing Activities in the consolidated statement of cash flows.

OTHER DIVESTITURES AND IMPAIRMENTS

2016: On March 14, 2016, the Company announced that it had entered into a definitive agreement to sell its corrugated packaging business in China and Southeast Asia to Xiamen Bridge Hexing Equity Investment Partnership Enterprise. The sale of this business was completed on June 30, 2016. Under the terms of the transaction and after post-closing adjustments, International Paper received a total of approximately RMB 957 million (approximately $144 million at the June 30, 2016 exchange rate), which included the buyer's assumption of a liability for outstanding loans of approximately $55 million. Based on the final sales price, a determination was made that the current book value of the asset group was not recoverable. As a result, a combined pre-tax charge of $46 million was recorded during 2016 in the Company's Industrial Packaging segment to write down the long-lived assets of this business to their estimated fair value. In addition, the Company recorded a pre-tax charge of $24 million for severance that was contingent upon the sale of this business. The 2016 net loss totaling $70 million related to the impairment and severance of IP Asia Packaging is included in Net (gains) losses on sales and impairments of businesses in the accompanying consolidated statement of operations.

The final purchase price payment of RMB 20 million (approximately $3 million at the December 31, 2016 exchange rate) was received in the fourth quarter of 2016. The remaining payments to be received relate to the assumed loans which total $14 million and are payable up to three years from the closing of the sale.
The amount of pre-tax losses related to the IP Asia Packaging business included in the Company's consolidated statement of operations were $83 million, $8 million and $70 million for years ended December 31, 2016, 2015 and 2014, respectively.

2015: On October 13, 2015, the Company finalized the sale of its 55% interest in IP Asia Coated Paperboard (IP-Sun JV) business, within the Company's Consumer Packaging segment, to its Chinese coated board joint venture partner, Shandong Sun Holding Group Co., Ltd. for RMB 149 million (approximately USD $23 million). During the third quarter of 2015, a determination was made that the current book value of the asset group was not recoverable. As a result, the net pre-tax impairment charge of $174 million ($113 million after taxes) was recorded to write down the long-lived assets of this business to their estimated fair value. The impairment charge is included in Net (gains) losses on sales and impairments of businesses in the accompanying consolidated statement of operations. The amount of pre-tax losses related to noncontrolling interest of the IP-Sun JV included in the Company's consolidated statement of operations for the years ended December 31, 2015 and 2014 were $19 million and $12 million, respectively. The amount of pre-tax losses related to the IP-Sun JV included in the Company's consolidated statement of operations for the years ended December 31, 2015 and 2014 were $226 million and $51 million, respectively.

2014: During 2014, the Company recorded a net pre-tax charge of $47 million ($36 million after taxes) for the loss on the sale of a business by our equity method investee, ASG (formerly referred to as AGI-Shorewood), and the subsequent partial impairment of this ASG investment.

The 2014 net loss totaling $38 million, including the ASG impairment discussed above, related to other divestitures and impairments is included in Net (gains) losses on sales and impairments of businesses in the accompanying consolidated statement of operations.

NOTE 8 SUPPLEMENTARY FINANCIAL STATEMENT INFORMATION

TEMPORARY INVESTMENTS

Temporary investments with an original maturity of three months or less are treated as cash equivalents and are stated at cost. Temporary investments totaled $757 million and $738 million at December 31, 2016 and 2015, respectively.

ACCOUNTS AND NOTES RECEIVABLE

Accounts and notes receivable, net of allowances, by classification were:

In millions at December 31	2016	2015
Accounts and notes receivable:
Trade	$2,759	$2,480
Other	242	195
Total	$3,001	$2,675

INVENTORIES

In millions at December 31	2016	2015
Raw materials	$296	$339
Finished pulp, paper and packaging products	1,381	1,248
Operating supplies	661	563
Other	100	78
Inventories	$2,438	$2,228

The last-in, first-out inventory method is used to value most of International Paper’s U.S. inventories. Approximately 79% of total raw materials and finished products inventories were valued using this method. If the first-in, first-out method had been used, it would have increased total inventory balances by approximately $376 million and $345 million at December 31, 2016 and 2015, respectively.

PLANTS, PROPERTIES AND EQUIPMENT

In millions at December 31	2016	2015
Pulp, paper and packaging facilities	$34,259	$31,466
Other properties and equipment	1,311	1,242
Gross cost	35,570	32,708
Less: Accumulated depreciation	21,580	20,728
Plants, properties and equipment, net	$13,990	$11,980

Depreciation expense was $1.2 billion, $1.2 billion and $1.3 billion for the years ended December 31, 2016, 2015 and 2014, respectively.

INTEREST

Interest payments of $682 million, $680 million and $718 million were made during the years ended December 31, 2016, 2015 and 2014, respectively.

Amounts related to interest were as follows:

In millions	2016	2015	2014
Interest expense (a)	$695	$644	$677
Interest income (a)	175	89	70
Capitalized interest costs	28	25	23

(a)
Interest expense and interest income exclude approximately $25 million and $38 million in 2015 and 2014, respectively, related to investments in and borrowings from variable interest entities for which the Company has a legal right of offset (see Note 12).

NOTE 9 GOODWILL AND OTHER INTANGIBLES

GOODWILL

The following tables present changes in the goodwill balances as allocated to each business segment for the years ended December 31, 2016 and 2015:

In millions	Industrial Packaging		Global Cellulose Fibers		Printing Papers		Consumer Packaging	Total
Balance as of January 1, 2016
Goodwill	$3,325		$—		$2,124		$1,664	$7,113
Accumulated impairment losses (a)	(237)		—		(1,877)		(1,664)	(3,778)
	3,088		—		247		—	3,335
Reclassifications and other (b)	(4)		—		33		—	29
Additions/reductions	(5)	(c)	19	(d)	(14)	(e)	—	—
Impairment loss	—		—		—		—	—
Balance as of December 31, 2016
Goodwill	3,316		19		2,143		1,664	7,142
Accumulated impairment losses (a)	(237)		—		(1,877)		(1,664)	(3,778)
Total	$3,079		$19		$266		$—	$3,364

(a)	Represents accumulated goodwill impairment charges since the adoption of ASC 350, “Intangibles – Goodwill and Other” in 2002.

(b)	Represents the effects of foreign currency translations and reclassifications.

(c)	Reflects a reduction from tax benefits generated by the deduction of goodwill amortization for tax purposes in the U.S.

(d)	Reflects the acquisition of the newly acquired pulp business.

(e)	Reflects a reduction from tax benefits generated by the deduction of goodwill amortization for tax purposes in Brazil.

In millions	Industrial Packaging		Global Cellulose Fibers	Printing Papers		Consumer Packaging		Total
Balance as of January 1, 2015
Goodwill	$3,396		$—	$2,234		$1,784		$7,414
Accumulated impairment losses (a)	(100)		—	(1,877)		(1,664)		(3,641)
	3,296		—	357		120		3,773
Reclassifications and other (b)	(70)		—	(95)		(3)		(168)
Additions/reductions	(1)		—	(15)	(c)	(117)	(d)	(133)
Impairment loss	(137)	(e)	—	—		—		(137)
Balance as of December 31, 2015
Goodwill	3,325		—	2,124		1,664		7,113
Accumulated impairment losses (a)	(237)		—	(1,877)		(1,664)		(3,778)
Total	$3,088		$—	$247		$—		$3,335

(a)	Represents accumulated goodwill impairment charges since the adoption of ASC 350, “Intangibles – Goodwill and Other” in 2002.

(b)	Represents the effects of foreign currency translations and reclassifications.

(c)	Reflects a reduction from tax benefits generated by the deduction of goodwill amortization for tax purposes in Brazil.

(d)	Reduction due to the sale and de-consolidation of Shandong Sun joint venture in Asia.

(e)	Reflects a charge for goodwill impairment related to our Brazil Industrial Packaging business.

In the fourth quarter of 2015, in conjunction with the annual testing of its reporting units for possible goodwill impairments, the Company calculated the estimated fair value of its Brazil Packaging business and determined that all of the goodwill in the business, totaling $137 million, should be written off. The decline in the fair value of the Brazil Packaging business and resulting impairment charge was due to the negative impacts on the cash flows of the business caused by the continued decline of the overall Brazilian economy.

OTHER INTANGIBLES

Identifiable intangible assets comprised the following:

	2016		2015
In millions at December 31	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Customer relationships and lists	$605	$211	$495	$166
Non-compete agreements	69	64	69	56
Tradenames, patents and trademarks, and developed technology	173	56	61	54
Land and water rights	10	2	33	6
Software	21	20	22	20
Other	48	26	46	29
Total	$926	$379	$726	$331

The Company recognized the following amounts as amortization expense related to intangible assets:

In millions	2016	2015	2014
Amortization expense related to intangible assets	$54	$60	$73

Based on current intangibles subject to amortization, estimated amortization expense for each of the succeeding years is as follows: 2017 – $60 million, 2018 – $53 million, 2019 – $51 million, 2020 – $51 million, 2021 – $51 million, and cumulatively thereafter – $275 million.

NOTE 10 INCOME TAXES

The components of International Paper’s earnings from continuing operations before income taxes and equity earnings by taxing jurisdiction were as follows:

In millions	2016	2015	2014
Earnings (loss)
U.S.	$573	$1,147	$565
Non-U.S.	383	119	307
Earnings (loss) from continuing operations before income taxes and equity earnings	$956	$1,266	$872

The provision (benefit) for income taxes (excluding noncontrolling interests) by taxing jurisdiction was as follows:

In millions	2016	2015	2014
Current tax provision (benefit)
U.S. federal	$35	$62	$175
U.S. state and local	—	12	9
Non-U.S.	76	111	74
	$111	$185	$258
Deferred tax provision (benefit)
U.S. federal	$138	$321	$(67)
U.S. state and local	23	30	5
Non-U.S.	(25)	(70)	(73)
	$136	$281	$(135)
Income tax provision (benefit)	$247	$466	$123

The Company’s deferred income tax provision (benefit) includes a $18 million provision, a $3 million provision and a $13 million benefit for 2016, 2015 and 2014, respectively, for the effect of changes in non-U.S. and U.S. state tax rates.

International Paper made income tax payments, net of refunds, of $90 million, $149 million and $172 million in 2016, 2015 and 2014, respectively.

A reconciliation of income tax expense using the statutory U.S. income tax rate compared with the actual income tax provision follows:

In millions	2016	2015	2014
Earnings (loss) from continuing operations before income taxes and equity earnings	$956	$1,266	$872
Statutory U.S. income tax rate	35%	35%	35%
Tax expense (benefit) using statutory U.S. income tax rate	335	443	305
State and local income taxes	15	27	10
Tax rate and permanent differences on non-U.S. earnings	(27)	(44)	(72)
Net U.S. tax on non-U.S. dividends	21	12	16
Tax benefit on manufacturing activities	(12)	(14)	(46)
Non-deductible business expenses	9	8	7
Non-deductible impairments	—	109	35
Sale of non-strategic assets	12	(61)	—
Tax audits	(14)	—	—
Subsidiary liquidation	(63)	—	(85)
Retirement plan dividends	(6)	(5)	(5)
Tax credits	(28)	(15)	(34)
Other, net	5	6	(8)
Income tax provision (benefit)	$247	$466	$123
Effective income tax rate	26%	37%	14%

The tax effects of significant temporary differences, representing deferred income tax assets and liabilities at December 31, 2016 and 2015, were as follows:

In millions	2016	2015
Deferred income tax assets:
Postretirement benefit accruals	$165	$172
Pension obligations	1,344	1,403
Alternative minimum and other tax credits	270	283
Net operating and capital loss carryforwards	662	732
Compensation reserves	257	265
Other	251	244
Gross deferred income tax assets	2,949	3,099
Less: valuation allowance	(403)	(430)
Net deferred income tax asset	$2,546	$2,669
Deferred income tax liabilities:
Intangibles	$(231)	$(271)
Plants, properties and equipment	(2,828)	(2,727)
Forestlands, related installment sales, and investment in subsidiary	(2,260)	(2,253)
Gross deferred income tax liabilities	$(5,319)	$(5,251)
Net deferred income tax liability	$(2,773)	$(2,582)

Deferred income tax assets and liabilities are recorded in the accompanying consolidated balance sheet under the captions Deferred charges and other assets and Deferred income taxes. There is a decrease in net deferred income tax assets principally relating to the tax impact of changes in qualified pension liabilities and the utilization of tax credits and net operating loss carryforwards. There is a decrease in Deferred tax liabilities increased primarily due to tax greater than book depreciation, changes in qualified pension liabilities and the utilization of tax credits and net operating loss carryforwards. Of the $2.3 billion forestlands, related installment sales, and investment in subsidiary deferred tax liability, $1.4 billion is attributable to an investment in subsidiary and relates to a 2006 International Paper installment sale of forestlands and $831 million is attributable to a 2007 Temple-Inland installment sale of forestlands (see Note 12). Certain tax attributes reflected on our tax returns as filed differ from those reflected in the deferred income tax accounts due to uncertain tax benefits.

The valuation allowance for deferred income tax assets as of December 31, 2016, 2015 and 2014 was $403 million, $430 million and $415 million, respectively. The net change in the total valuation allowance for the years ended December 31, 2016 and 2015 was a decrease of $27 million and an increase of $15 million, respectively.

A reconciliation of the beginning and ending amount of unrecognized tax benefits for the years ended December 31, 2016, 2015 and 2014 is as follows:

In millions	2016	2015	2014
Balance at January 1	$(150)	$(158)	$(161)
(Additions) reductions based on tax positions related to current year	(4)	(6)	(15)
Additions for tax positions of prior years	(3)	(6)	(1)
Reductions for tax positions of prior years	33	7	9
Settlements	19	2	—
Expiration of statutes of limitations	5	4	2
Currency translation adjustment	2	7	8
Balance at December 31	$(98)	$(150)	$(158)

Included in the balance at December 31, 2016, 2015 and 2014 are $0 million, $1 million and $1 million, respectively, for tax positions for which the ultimate benefits are highly certain, but for which there is uncertainty about the timing of such benefits. However, except for the possible effect of any penalties, any disallowance that would change the timing of these benefits would not affect the annual effective tax rate, but would accelerate the payment of cash to the taxing authority to an earlier period.

The Company accrues interest on unrecognized tax benefits as a component of interest expense. Penalties, if incurred, are recognized as a component of income tax expense. The Company had approximately $22 million and $34 million accrued for the payment of estimated interest and penalties associated with unrecognized tax benefits at December 31, 2016 and 2015, respectively.

The major jurisdictions where the Company files income tax returns are the United States, Brazil, France, Poland and Russia. Generally, tax years 2003 through 2015 remain open and subject to examination by the relevant tax authorities. The Company is typically engaged in various tax examinations at any given time, both in the United States and overseas. Pending audit settlements and the expiration of statute of limitations could reduce the uncertain tax positions by $5 million during the next twelve months. While the Company believes that it is adequately accrued for possible audit adjustments, the final resolution of these examinations cannot be determined at this time and could result in final settlements that differ from current estimates.

Included in the Company’s 2016, 2015 and 2014 income tax provision (benefit) are $(74) million, $(121) million and $(453) million, respectively, related to special items. The components of the net provisions related to special items were as follows:

In millions	2016	2015	2014
Special items	$(51)	$(84)	$(372)
Tax-related adjustments:
Return to accrual	23	23	—
Internal restructurings	(63)	(62)	(90)
Settlement of tax audits and legislative changes	(14)	—	10
Tax rate changes	23	—	—
Other tax adjustments	8	2	(1)
Income tax provision (benefit) related to special items	$(74)	$(121)	$(453)

The following details the scheduled expiration dates of the Company’s net operating loss and income tax credit carryforwards:

In millions	2017 Through 2026	2027 Through 2036	Indefinite	Total
U.S. federal and non-U.S. NOLs	$67	$9	$455	$531
State taxing jurisdiction NOLs	139	52	—	191
U.S. federal, non- U.S. and state tax credit carryforwards	176	21	183	380
U.S. federal and state capital loss carryforwards	22	—	—	22
Total	$404	$82	$638	$1,124

Deferred income taxes are not provided for temporary differences of approximately $5.9 billion, $5.7 billion and $5.2 billion as of December 31, 2016, 2015 and 2014, respectively, representing earnings of non-U.S. subsidiaries intended to be permanently reinvested. Computation of the potential deferred tax liability associated with these undistributed earnings and other basis differences is not practicable.

NOTE 11 COMMITMENTS AND CONTINGENT LIABILITIES

PURCHASE COMMITMENTS AND OPERATING LEASES

Certain property, machinery and equipment are leased under cancelable and non-cancelable agreements.

Unconditional purchase obligations have been entered into in the ordinary course of business, principally for capital projects and the purchase of certain pulpwood, logs, wood chips, raw materials, energy and services, including fiber supply agreements to purchase pulpwood that were entered into concurrently with the Company’s 2006 Transformation Plan forestland sales and in conjunction with the 2008 acquisition of

Weyerhaeuser Company’s Containerboard, Packaging and Recycling business and the 2016 acquisition of Weyerhaeuser's pulp business.

At December 31, 2016, total future minimum commitments under existing non-cancelable operating leases and purchase obligations were as follows:

In millions	2017	2018	2019	2020	2021	Thereafter
Lease obligations	$119	$91	$69	$51	$38	$125
Purchase obligations (a)	3,165	635	525	495	460	2,332
Total	$3,284	$726	$594	$546	$498	$2,457

(a)
Includes $2.0 billion relating to fiber supply agreements entered into at the time of the Company’s 2006 Transformation Plan forestland sales and in conjunction with the 2008 acquisition of Weyerhaeuser Company’s Containerboard, Packaging and Recycling business. Also includes $1.1 billion relating to fiber supply agreements assumed in conjunction with the 2016 acquisition of Weyerhaeuser's pulp business.

Rent expense was $161 million, $170 million and $154 million for 2016, 2015 and 2014, respectively.

GUARANTEES

In connection with sales of businesses, property, equipment, forestlands and other assets, International Paper commonly makes representations and warranties relating to such businesses or assets, and may agree to indemnify buyers with respect to tax and environmental liabilities, breaches of representations and warranties, and other matters. Where liabilities for such matters are determined to be probable and subject to reasonable estimation, accrued liabilities are recorded at the time of sale as a cost of the transaction.

ENVIRONMENTAL AND LEGAL PROCEEDINGS
Environmental

International Paper has been named as a potentially responsible party (PRP) in environmental remediation actions under various federal and state laws, including the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA). Many of these proceedings involve the cleanup of hazardous substances at large commercial landfills that received waste from many different sources. While joint and several liability is authorized under CERCLA and equivalent state laws, as a practical matter, liability for CERCLA cleanups is typically allocated among the many PRPs. There are other remediation costs typically associated with the cleanup of hazardous substances at the Company’s current, closed or formerly-owned facilities, and recorded as liabilities in the balance sheet. Remediation costs are recorded in the consolidated financial statements when they become probable and reasonably estimable. International Paper has estimated the probable liability associated with these matters to be approximately $134 million in the aggregate as of December 31, 2016. Other than as described above, completion of required remedial actions is not expected to have a material effect on our consolidated financial statements.
Cass Lake: One of the matters included above arises out of a closed wood-treating facility located in Cass Lake, Minnesota. In June 2011, the United States Environmental Protection Agency (EPA) selected and published a proposed soil remedy at the site with an estimated cost of $46 million. The overall remediation reserve for the site is currently $50 million to address the selection of an alternative for the soil remediation component of the overall site remedy, which includes the ongoing groundwater remedy. In October 2011, the EPA released a public statement indicating that the final soil remedy decision would be delayed. In March 2016, the EPA issued a proposed plan concerning clean-up standards at a portion of the site, the estimated cost of which is included within the $50 million reserve referenced above. In October 2012, the Natural Resource Trustees for this site provided notice to International Paper and other potentially responsible parties of their intent to perform a Natural Resource Damage Assessment. It is premature to predict the outcome of the assessment or to estimate a loss or range of loss, if any, which may be incurred.
Kalamazoo River: The Company is a PRP with respect to the Allied Paper, Inc./Portage Creek/Kalamazoo River Superfund Site in Michigan. The EPA asserts that the site is contaminated by polychlorinated biphenyls (PCBs) primarily as a result of discharges from various paper mills located along the Kalamazoo River, including a paper mill (the Allied Paper Mill) formerly owned by St. Regis Paper Company (St. Regis). The Company is a successor in interest to St. Regis.

•
In March 2016, the Company and other PRPs received a special notice letter from the EPA (i) inviting participation in implementing a remedy for a portion of the site, and (ii) demanding reimbursement of EPA past costs totaling $37 million, including $19 million in past costs previously demanded by the EPA. The Company responded to the special notice letter. In December 2016, EPA issued a unilateral administrative order to the Company and other PRPs to perform the remedy. The unilateral administrative order has not yet become effective and the Company is evaluating its response.

•
In April 2016, the EPA issued a separate unilateral administrative order to the Company and certain other PRPs for a time-critical removal action (TCRA) of PCB-contaminated sediments from a different portion of the site. The Company responded to the unilateral administrative order and agreed along with two other parties to comply with the order subject to its sufficient cause defenses.

•
In October 2016, the Company and another PRP received a special notice letter from the EPA inviting participation in the remedial design component of the landfill remedy for the Allied Paper Mill. The record of decision establishing the final landfill remedy for the Allied Paper Mill was issued by the EPA in September 2016. The Company responded to the Allied Paper Mill special notice letter in late December 2016.

The Company’s CERCLA liability has not been finally determined with respect to these or any other portions of the site, and except as noted above, the Company has declined to perform any work or reimburse the EPA at this time. As noted below, the Company is involved in allocation/apportionment litigation with regard to the site. Accordingly, it is premature to predict the outcome or estimate our maximum reasonably possible loss with respect to this site. However, we do not believe that any material loss is probable.

The Company was named as a defendant by Georgia-Pacific Consumer Products LP, Fort James Corporation and Georgia Pacific LLC in a contribution and cost recovery action for alleged pollution at the site. The suit seeks contribution under CERCLA for costs purportedly expended by plaintiffs ($79 million as of the filing of the complaint) and for future remediation costs. The suit alleges that a mill, during the time it was allegedly owned and operated by St. Regis, discharged PCB contaminated solids and paper residuals resulting from paper de-inking and recycling. NCR Corporation and Weyerhaeuser Company are also named as defendants in the suit. In mid-2011, the suit was transferred from the District Court for the Eastern District of Wisconsin to the District Court for the Western District of Michigan. The trial of the initial liability phase took place in February 2013. Weyerhaeuser conceded prior to trial that it was a liable party with respect to the site. In September 2013, an opinion and order was issued in the suit. The order concluded that the Company (as the successor to St. Regis) was not an “operator,” but was an “owner,” of the mill at issue during a portion of the relevant period and is therefore liable under CERCLA. The order also determined that NCR is a liable party as an "arranger for disposal" of PCBs in waste paper that was de-inked and recycled by mills along the Kalamazoo River. The order did not address the Company's responsibility, if any, for past or future costs. The parties’ responsibility, including that of the Company, was the subject of a second trial, which was concluded in late 2015. A decision has not been rendered and it is unclear to what extent the Court will address responsibility for future costs in that decision. We are unable to predict the outcome or estimate our maximum reasonably possible loss. However, we do not believe that any material loss is probable.
Harris County: International Paper and McGinnis Industrial Maintenance Corporation (MIMC), a subsidiary of Waste Management, Inc., are PRPs at the San Jacinto River Waste Pits Superfund Site (the San Jacinto River Superfund Site) in Harris County, Texas. The PRPs have been actively participating in the activities at the site. In September 2016, the EPA issued a proposed remedial action plan (PRAP) for the site, which identifies the preferred remedy as the removal of the contaminated material currently protected by an armored cap. In addition, the EPA selected a preferred remedy for the separate southern impoundments that requires offsite disposal. The PRPs submitted comments on the PRAP. At this stage, it is premature to predict the outcome or estimate our maximum reasonably possible loss with respect to this site. However, we do not believe that any material loss is probable.

In December 2011, Harris County, Texas filed a suit against the Company seeking civil penalties with regard to the alleged discharge of dioxin into the San Jacinto River from the San Jacinto River Superfund Site. In November 2014, International Paper secured a zero liability jury verdict and the Texas Court of Appeals affirmed in 2016. Harris County did not seek to appeal, nor file for an extension, before the Supreme Court of Texas prior to the filing deadline. The Company is also defending a lawsuit related to the San Jacinto River Superfund Site brought by approximately 400 individuals who allege property damage and personal injury. Because this case is still in the discovery phase, it is premature to predict the outcome or to estimate a loss or range of loss, if any, which may be incurred.
Antitrust
Containerboard: In September 2010, eight containerboard producers, including International Paper and Temple-Inland, were named as defendants in a purported class action complaint that alleged a civil violation of Section 1 of the Sherman Act. The suit is captioned Kleen Products LLC v. International Paper Co. (N.D. Ill.). The complaint alleges that the defendants, beginning in February 2004 through November 2010, conspired to limit the supply and thereby increase prices of containerboard products. The class is all persons who purchased containerboard products directly from any defendant for use or delivery in the United States during the period February 2004 to November 2010. The complaint seeks to recover unspecified treble damages and attorneys' fees on behalf of the purported class. Four similar complaints were filed and have been consolidated in the Northern District of Illinois. In March 2015, the District Court certified a class of direct purchasers of containerboard products; in June 2015, the United States Court of

Appeals for the Seventh Circuit granted the defendants' petition to appeal, and on August 4, 2016, affirmed the District Court's decision on all counts. We will continue to aggressively defend this case, including challenges to class certification. Likewise, in June 2016, a lawsuit captioned Ashley Furniture Indus., Inc. v. Packaging Corporation of America (W.D. Wis.), was filed in federal court in Wisconsin. The Ashley Furniture lawsuit closely tracks the allegations found in the Kleen Products complaint but also asserts Wisconsin state antitrust claims. Moreover, in January 2011, International Paper was named as a defendant in a lawsuit filed in state court in Cocke County, Tennessee alleging that International Paper violated Tennessee law by conspiring to limit the supply and fix the prices of containerboard from mid-2005 to the present. Plaintiffs in the state court action seek certification of a class of Tennessee indirect purchasers of containerboard products, damages and costs, including attorneys' fees. No class certification materials have been filed to date in the Tennessee action. The Company disputes the allegations made and is vigorously defending each action. However, because the Kleen Products action is in the pretrial motions stage and the Tennessee and Ashley Furniture actions are in a preliminary stage, we are unable to predict an outcome or estimate a range of reasonably possible loss.

Tax
On October 16, 2015, the Company was notified of a $110 million tax assessment issued by the state of Sao Paulo, Brazil for tax years 2011 through 2013. The assessment pertains to invoices issued by the Company related to the sale of paper to the editorial segment, which is exempt from the payment of ICMS value-added tax.  This assessment is in the preliminary stage. The Company does not believe that a material loss is probable. During the second quarter of 2016, the Company received a favorable first instance judgment vacating the State's assessment. The Company anticipates that the State will appeal the judgment.

General

The Company is involved in various other inquiries, administrative proceedings and litigation relating to environmental and safety matters, personal injury, labor and employment, contracts, sales of property, intellectual property and other matters, some of which allege substantial monetary damages. While any proceeding or litigation has the element of uncertainty, the Company believes that the outcome of any of these lawsuits or claims that are pending or threatened or all of them combined (other than those that cannot be assessed due to their preliminary nature) will not have a material effect on its consolidated financial statements.

NOTE 12 VARIABLE INTEREST ENTITIES

In connection with the 2006 sale of approximately 5.6 million acres of forestlands, International Paper received installment notes (the Timber Notes) totaling approximately $4.8 billion. The Timber Notes, which do not require principal payments prior to their maturity which was originally August 2016, are supported by irrevocable letters of credit obtained by the buyers of the forestlands.

During 2006, International Paper contributed the Timber Notes to newly formed special purpose entities (the Borrower Entities) in exchange for Class A and Class B interests in these entities. Subsequently, International Paper contributed its $200 million Class A interests in the Borrower Entities, along with approximately $400 million of International Paper promissory notes, to other newly formed special purpose entities (the Investor Entities, and together with the Borrower Entities, the Entities) in exchange for Class A and Class B interests in these entities, and simultaneously sold its Class A interest in the Investor Entities to a third party investor. As a result, at December 31, 2006, International Paper held Class B interests in the Borrower Entities and Class B interests in the Investor Entities valued at approximately $5.0 billion.

Following the 2006 sale of forestlands and creation of the Entities discussed above, the Timber Notes were used as collateral for borrowings from third party lenders, which effectively monetized the Timber Notes. Also during 2006, the Entities acquired approximately $4.8 billion of International Paper debt obligations for cash, resulting in a total of approximately $5.2 billion of International Paper debt obligations held by the Entities at December 31, 2006. The various agreements entered into in connection with these transactions provided that International Paper had, and intended to effect, a legal right to offset its obligation under these debt instruments with its investments in the Entities and despite the offset treatment, these remained debt obligations of International Paper. The use of the Entities facilitated the monetization of the credit enhanced Timber Notes in a cost effective manner by increasing borrowing capacity and lowering the interest rate, while providing for the offset accounting treatment described above. Additionally, the monetization structure preserved the $1.4 billion tax deferral that resulted from the 2006 forestlands sales.

During 2015, International Paper initiated a series of actions in order to extend the 2006 monetization structure and maintain the long-term nature of the $1.4 billion deferred tax liability. First, International Paper acquired the Class A interests in the Investor Entities from a third party for $198 million in cash. As a result, International Paper became the owner of all of the Class

A and Class B interests in the Entities and became the primary beneficiary of the Entities. The assets and liabilities of the Entities, primarily consisting of the Timber Notes and third party bank loans, were recorded at fair value as of the acquisition date of the Class A interests.

Subsequent to purchasing the Class A interests in the Investor Entities, International Paper restructured the Entities, which resulted in the formation of wholly-owned, bankruptcy-remote special purpose entities (the 2015 Financing Entities). As part of the restructuring, the Timber Notes held by the Borrower Entities, subject to the third party bank loans, were contributed to the 2015 Financing Entities along with approximately $150 million in International Paper debt obligations, approximately $600 million in cash and approximately $130 million in demand loans from International Paper, and certain Entities were liquidated. As a result of these transactions, International Paper began consolidating the 2015 Financing Entities during the third quarter of 2015. Also, during the third quarter of 2015, the 2015 Financing Entities used $630 million in cash to pay down a portion of the third party bank loans and refinanced approximately $4.2 billion of those loans on nonrecourse terms (the 2015 Refinance Loans).

During the fourth quarter of 2015, International Paper extended the maturity date on the Timber Notes for an additional 5 years. The Timber Notes are shown in Financial assets of special purpose entities on the accompanying consolidated balance sheet and mature in August 2021 unless extended for an additional 5 years. These notes are supported by approximately $4.8 billion of irrevocable letters of credit. In addition, the Company extinguished the 2015 Refinance Loans scheduled to mature in May 2016 and entered into new nonrecourse third party bank loans totaling approximately $4.2 billion (the Extension Loans). Provisions of loan agreements related to approximately $1.1 billion of the Extension Loans require the bank issuing letters of credit supporting the Timber Notes pledged as collateral to maintain a credit rating at or above a specified threshold. In the event the credit rating of the letter of credit bank is downgraded below the specified threshold, the letters of credit must be replaced within 60 days with letters of credit from a qualifying financial institution. The Extension Loans are shown in Nonrecourse financial liabilities of special purpose entities on the accompanying consolidated balance sheet and mature in the fourth quarter of 2020. The extinguishment of the 2015 Refinance Loans of approximately $4.2 billion and the issuance of the Extension Loans of approximately $4.2 billion are shown as part of reductions of debt and issuances of debt, respectively, in the financing activities of the consolidated statement of cash flows.

The Extension Loans are nonrecourse to the Company, and are secured by approximately $4.8 billion of Timber Notes, the irrevocable letters of credit supporting the Timber Notes and approximately $150 million of International Paper debt obligations. The $150 million of International Paper debt obligations are eliminated in the consolidation of the 2015 Financing Entities and are not reflected in the Company’s consolidated balance sheet.

The purchase of the Class A interests and subsequent restructuring described above facilitated the refinancing and extensions of the third party bank loans on nonrecourse terms. The transactions described in these paragraphs result in continued long-term classification of the $1.4 billion deferred tax liability recognized in connection with the 2006 forestlands sale.

As of December 31, 2016 and 2015, the fair value of the Timber Notes was $4.7 billion for both the years ended 2016 and 2015, and the fair value of the Extension Loans was $4.3 billion for both the years ended 2016 and 2015. The Timber Notes and Extension Loans are classified as Level 2 within the fair value hierarchy, which is further defined in Note 14.

Activity between the Company and the 2015 Financing Entities (the Entities prior to the purchase of the Class A interest discussed above) was as follows:

In millions	2016	2015	2014
Revenue (a)	$95	$43	$38
Expense (a)	128	81	72
Cash receipts (b)	77	21	22
Cash payments (c)	98	71	73

(a)
The net expense related to the Company’s interest in the Entities is included in the accompanying consolidated statement of operations, as International Paper has and intends to effect its legal right to offset as discussed above. After formation of the 2015 Financing Entities, the revenue and expense are included in Interest expense, net in the accompanying consolidated statement of operations.

(b)
The cash receipts are equity distributions from the Entities to International Paper prior to the formation of the 2015 Financing Entities. After formation of the 2015 Financing Entities, cash receipts are interest received on the Financial assets of special purpose entities.

(c)
The cash payments are interest payments on the associated debt obligations discussed above. After formation of the 2015 Financing Entities, the payments represent interest paid on Nonrecourse financial liabilities of special purpose entities.

In connection with the acquisition of Temple-Inland in February 2012, two special purpose entities became wholly-owned subsidiaries of International Paper.

The use of the two wholly-owned special purpose entities discussed below preserved the tax deferral that resulted from the 2007 Temple-Inland timberlands sales. The Company recognized an $831 million deferred tax liability in connection with the 2007 sales, which will be settled with the maturity of the notes in 2027.

In October 2007, Temple-Inland sold 1.55 million acres of timberland for $2.4 billion. The total consideration consisted almost entirely of notes due in 2027 issued by the buyer of the timberland, which Temple-Inland contributed to two wholly-owned, bankruptcy-remote special purpose entities. The notes are shown in Financial assets of special purpose entities in the accompanying consolidated balance sheet and are supported by $2.4 billion of irrevocable letters of credit issued by three banks, which are required to maintain minimum credit ratings on their long-term debt. In the third quarter of 2012, International Paper completed its preliminary analysis of the acquisition date fair value of the notes and determined it to be $2.1 billion. As of December 31, 2016 and 2015, the fair value of the notes was $2.2 billion and $2.1 billion, respectively. These notes are classified as Level 2 within the fair value hierarchy, which is further defined in Note 14.

In December 2007, Temple-Inland's two wholly-owned special purpose entities borrowed $2.1 billion shown in Nonrecourse financial liabilities of special purpose entities. The loans are repayable in 2027 and are secured only by the $2.4 billion of notes and the irrevocable letters of credit securing the notes and are nonrecourse to us. The loan agreements provide that if a credit rating of any of the banks issuing the letters of credit is downgraded below the specified threshold, the letters of credit issued by that bank must be replaced within 30 days with letters of credit from another qualifying financial institution. In the third quarter of 2012, International Paper completed its preliminary analysis of the acquisition date fair value of the borrowings and determined it to be $2.0 billion. As of December 31, 2016 and 2015, the fair value of this debt was $2.1 billion and $2.0 billion, respectively. This debt is classified as Level 2 within the fair value hierarchy, which is further defined in Note 14.

Activity between the Company and the 2007 financing entities was as follows:

In millions	2016	2015	2014
Revenue (a)	$37	$27	$26
Expense (b)	37	27	25
Cash receipts (c)	15	7	7
Cash payments (d)	27	18	18

(a)
The revenue is included in Interest expense, net in the accompanying consolidated statement of operations and includes approximately $19 million for the years ended December 31, 2016, 2015 and 2014, respectively, of accretion income for the amortization of the purchase accounting adjustment on the Financial assets of special purpose entities.

(b)	The expense is included in Interest expense, net in the accompanying consolidated statement of operations and includes approximately $7 million for the years ended

December 31, 2016, 2015 and 2014, respectively, of accretion expense for the amortization of the purchase accounting adjustment on the Nonrecourse financial liabilities of special purpose entities.

(c)	The cash receipts are interest received on the Financial assets of special purpose entities.

(d)	The cash payments are interest paid on Nonrecourse financial liabilities of special purpose entities.

NOTE 13 DEBT AND LINES OF CREDIT
In 2016, International Paper issued $1.1 billion of 3.00% senior unsecured notes with a maturity date in 2027, and $1.2 billion of 4.40% senior unsecured notes with a maturity date in 2047. In addition, the Company repaid approximately $266 million of notes with an interest rate of 7.95% and an original maturity of 2018. Pre-tax early debt retirement costs of $29 million related to the debt repayments, including $31 million of cash premiums, are included in restructuring and other charges in the accompanying consolidated statement of operations for the twelve months ended December 31, 2016.
In June 2016, International Paper entered into a commercial paper program with a borrowing capacity of $750 million. Under the terms of the program, individual maturities on borrowings may vary, but not exceed one year from the date of issue. Interest bearing notes may be issued either as fixed notes or floating rate notes. As of December 31, 2016, the Company had $165 million outstanding under this program.

In 2015, International Paper issued $700 million of 3.80% senior unsecured notes with a maturity date in 2026, $600 million of 5.00% senior unsecured notes with a maturity date in 2035, and $700 million of 5.15% senior unsecured notes with a maturity date in 2046. The proceeds from this borrowing were used to repay approximately $1.0 billion of notes with interest rates ranging from 4.75% to 9.38% and original maturities from 2018 to 2022, along with $211 million of cash premiums associated with the debt repayments. Additionally, the proceeds from this borrowing were used to make a $750 million voluntary cash contribution to the Company's pension plan. Pre-tax early debt retirement costs of $207 million related to these debt repayments, including the $211 million of cash premiums, are included in Restructuring and other charges in the accompanying consolidated statement of operations for the twelve months ended December 31, 2015.

Amounts related to early debt extinguishment during the years ended December 31, 2016, 2015 and 2014 were as follows:

In millions	2016	2015	2014
Debt reductions (a)	$266	$2,151	$1,625
Pre-tax early debt extinguishment costs (b)	29	207	276

(a)
Reductions related to notes with interest rates ranging from 2.00% to 9.38% with original maturities from 2015 to 2030 for the years ended December 31, 2016, 2015 and 2014. Includes the $630 million payment for a portion of the Special Purpose Entity Liability for the year ended December 31, 2015 (see Note 12 Variable Interest Entities).

(b)	Amounts are included in Restructuring and other charges in the accompanying consolidated statements of operations.

A summary of long-term debt follows:

In millions at December 31	2016	2015
8.7% note – due 2038	$264	$264
9 3/8% note – due 2019	295	295
7.95% debenture – due 2018	382	648
7.5% note – due 2021	598	603
7.3% note – due 2039	721	721
6 7/8% notes – due 2023 – 2029	131	131
6.65% note – due 2037	4	4
6.4% to 7.75% debentures due 2025 – 2027	142	142
6 5/8% note – due 2018	72	185
6.0% note – due 2041	585	585
5.25% note – due 2016	—	261
5.00% to 5.15% notes – due 2035 – 2046	1,280	1,280
4.8% note - due 2044	796	796
4.75% note – due 2022	810	817
3.00% to 4.40% notes – due 2024 – 2047	3,786	1,490
Floating rate notes – due 2016 – 2025 (a)	763	438
Environmental and industrial development bonds – due 2016 – 2035 (b)	681	594
Short-term notes (c)	—	5
Other (d)	4	11
Total (e)	11,314	9,270
Less: current maturities	239	426
Long-term debt	$11,075	$8,844

(a)	The weighted average interest rate on these notes was 2.2% in 2016 and 2.9% in 2015.

(b)	The weighted average interest rate on these bonds was 5.9% in 2016 and 5.8% in 2015.

(c)	The weighted average interest rate was 2.2% in 2015. Includes$5 million at December 31, 2015 related to non-U.S. denominated borrowings with a weighted average interest rate of 2.2% in 2015.

(d)	Includes $2 million at December 31, 2016 and $8 million at December 31, 2015 related to the unamortized gain on interest rate swap unwinds (see Note 14 Derivatives and Hedging Instruments).

(e)	The fair market value was approximately $12.0 billion at December 31, 2016 and $9.9 billion at December 31, 2015.

Total maturities of long-term debt over the next five years are 2017 – $239 million; 2018 – $690 million; 2019 – $433 million; 2020 – $179 million; and 2021 – $612 million.

At December 31, 2016, International Paper’s credit facilities (the Agreements) totaled $2.1 billion. The Agreements generally provide for interest rates at a floating rate index plus a pre-determined margin dependent upon International Paper’s credit rating. The

Agreements include a $1.5 billion contractually committed bank facility that expires in December 2021 and has a facility fee of 0.15% payable annually. The liquidity facilities also include up to $600 million of uncommitted financings based on eligible receivables balances (approximately $600 million available as of December 31, 2016) under a receivables securitization program that expires in December 2017. At December 31, 2016, there were no borrowings under either the bank facility or receivables securitization program.

Maintaining an investment grade credit rating is an important element of International Paper’s financing strategy. At December 31, 2016, the Company held long-term credit ratings of BBB (stable outlook) and Baa2 (stable outlook) by S&P and Moody’s, respectively.

NOTE 14 DERIVATIVES AND HEDGING ACTIVITIES

International Paper periodically uses derivatives and other financial instruments to hedge exposures to interest rate, commodity and currency risks. International Paper does not hold or issue financial instruments for trading purposes. For hedges that meet the hedge accounting criteria, International Paper, at inception, formally designates and documents the instrument as a fair value hedge, a cash flow hedge or a net investment hedge of a specific underlying exposure.

INTEREST RATE RISK MANAGEMENT

Our policy is to manage interest cost using a mixture of fixed-rate and variable-rate debt. To manage this risk in a cost-efficient manner, we enter into interest rate swaps whereby we agree to exchange with the counterparty, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to a notional amount.

Interest rate swaps that meet specific accounting criteria are accounted for as fair value or cash flow hedges. For fair value hedges, the changes in the fair value of both the hedging instruments and the underlying debt obligations are immediately recognized in interest expense. For cash flow hedges, the effective portion of the changes in the fair value of the hedging instrument is reported in Accumulated other comprehensive income (“AOCI”) and reclassified into interest expense over the life of the underlying debt. The ineffective portion for both cash flow and fair value hedges, which is not material for any year presented, is immediately recognized in earnings.

FOREIGN CURRENCY RISK MANAGEMENT

We manufacture and sell our products and finance operations in a number of countries throughout the world and, as a result, are exposed to movements in foreign currency exchange rates. The purpose of our foreign currency hedging program is to manage the volatility associated with the changes in exchange rates.

To manage this exchange rate risk, we have historically utilized a combination of forward contracts, options and currency swaps. Contracts that qualify are designated as cash flow hedges of certain forecasted transactions denominated in foreign currencies. The effective portion of the changes in fair value of these instruments is reported in AOCI and reclassified into earnings in the same financial statement line item and in the same period or periods during which the related hedged transactions affect earnings. The ineffective portion, which is not material for any year presented, is immediately recognized in earnings.

The change in value of certain non-qualifying instruments used to manage foreign exchange exposure of intercompany financing transactions and certain balance sheet items subject to revaluation is immediately recognized in earnings, substantially offsetting the foreign currency mark-to-market impact of the related exposure.

COMMODITY RISK MANAGEMENT

Certain raw materials used in our production processes are subject to price volatility caused by weather, supply conditions, political and economic variables and other unpredictable factors. To manage the volatility in earnings due to price fluctuations, we may utilize swap contracts or forward purchase contracts.

Derivative instruments are reported in the consolidated balance sheets at their fair values, unless the derivative instruments qualify for the normal purchase normal sale ("NPNS") exception under GAAP and such exception has been elected. If the NPNS exception is elected, the fair values of such contracts are not recognized on the balance sheet.

Contracts that qualify are designated as cash flow hedges of forecasted commodity purchases. The effective portion of the changes in fair value for these instruments is reported in AOCI and reclassified into earnings in the same financial statement line item and in the same period or periods during which the hedged transactions affect earnings. The ineffective and non-qualifying portions, which are not material for any year presented, are immediately recognized in earnings.

The change in the fair value of certain non-qualifying instruments used to reduce commodity price volatility is immediately recognized in earnings.

The notional amounts of qualifying and non-qualifying instruments used in hedging transactions were as follows:

In millions	December 31, 2016	December 31, 2015
Derivatives in Cash Flow Hedging Relationships:
Foreign exchange contracts (a)	275	290
Derivatives in Fair Value Hedging Relationships:
Interest rate contracts	—	17
Derivatives Not Designated as Hedging Instruments:
Electricity contract	6	16
Foreign exchange contracts	24	35
Interest rate contracts	—	38

(a)	These contracts had maturities of two years or less as of December 31, 2016.

The following table shows gains or losses recognized in AOCI, net of tax, related to derivative instruments:

	Gain (Loss) Recognized in AOCI on Derivatives (Effective Portion)
In millions	2016	2015	2014
Foreign exchange contracts	$4	$(3)	$10
Interest rate contracts	(10)	—	—
Total	$(6)	$(3)	$10

During the next 12 months, the amount of the December 31, 2016 AOCI balance, after tax, that is expected to be reclassified to earnings is an immaterial loss.

The amounts of gains and losses recognized in the consolidated statement of operations on qualifying and non-qualifying financial instruments used in hedging transactions were as follows:

	Gain (Loss) Reclassified from AOCI into Income (Effective Portion)			Location of Gain (Loss) Reclassified from AOCI into Income (Effective Portion)
In millions	2016	2015	2014
Derivatives in Cash Flow Hedging Relationships:
Foreign exchange contracts	$7	$(12)	$4	Cost of products sold
Total	$7	$(12)	$4

	Gain (Loss) Recognized in Income						Location of Gain (Loss) in Consolidated Statement of Operations
In millions	2016		2015		2014
Derivatives in Fair Value Hedging Relationships:
Interest rate contracts	$—		$3		$1		Interest expense, net
Debt	—		(3)		(1)		Interest expense, net
Total	$—		$—		$—
Derivatives Not Designated as Hedging Instruments:
Electricity Contracts	$—		$(7)		$(2)		Cost of products sold
Foreign exchange contracts	—		(4)		(1)		Cost of products sold
Interest rate contracts	5	(a)	13	(b)	12	(c)	Interest expense, net
Total	$5		$2		$9

(a)	Excluding gain of $2 million related to debt reduction recorded to Restructuring and other charges.

(b)	Excluding gain of $3 million related to debt reduction recorded to Restructuring and other charges.

(c)	Excluding gain of $7 million, net related to debt issuance and debt reduction recorded to Restructuring and other charges.

The following activity is related to fully effective interest rate swaps designated as fair value hedges:

		2016			2015
In millions	Issued	Terminated	Undesignated	Issued	Terminated	Undesignated
Second Quarter	$—	$—	$—	$—	$175	$38
First Quarter	—	55	—	—	—	—
Total	$—	$55	$—	$—	$175	$38

Note: There was no activity in the third and fourth quarters in either 2016 or 2015.

Fair Value Measurements

International Paper’s financial assets and liabilities that are recorded at fair value consist of derivative contracts, including interest rate swaps, foreign currency forward contracts, options and other financial instruments that are used to hedge exposures to interest rate, commodity and currency risks. For these financial instruments, fair value is determined at each balance sheet date using an income approach.

The guidance for fair value measurements and disclosures sets out a fair value hierarchy that groups fair value measurement inputs into the following three classifications:

Level 1: Quoted market prices in active markets for identical assets or liabilities.

Level 2: Observable market-based inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3: Unobservable inputs for the asset or liability reflecting the reporting entity’s own assumptions or external inputs from inactive markets.

Transfers between levels are recognized at the end of the reporting period. All of International Paper’s derivative fair value measurements use Level 2 inputs.
Below is a description of the valuation calculation and the inputs used for each class of contract:

Interest Rate Contracts

Interest rate contracts are valued using swap curves obtained from an independent market data provider. The market value of each contract is the sum of the fair value of all future interest payments between the contract counterparties, discounted to present value. The fair value of the future interest payments is determined by comparing the contract rate to the derived forward interest rate and present valued using the appropriate derived interest rate curve.

Foreign Exchange Contracts

Foreign currency forward and option contracts are valued using standard valuation models. Significant inputs used in these standard valuation models are foreign currency forward and interest rate curves and a volatility measurement. The fair value of each contract is present valued using the applicable interest rate. All significant inputs are readily available in public markets, or can be derived from observable market transactions.

Electricity Contract

The electricity contract is valued using the Mid-C index forward curve obtained from the Intercontinental Exchange. The market value of the contract is the sum of the fair value of all future purchase payments between the contract counterparties, discounted to present value. The fair value of the future purchase payments is determined by comparing the contract price to the forward price and present valued using International Paper's cost of capital.

Since the volume and level of activity of the markets that each of the above contracts are traded in has been normal, the fair value calculations have not been adjusted for inactive markets or disorderly transactions.

The following table provides a summary of the impact of our derivative instruments in the consolidated balance sheet:

Fair Value Measurements
Level 2 – Significant Other Observable Inputs

	Assets				Liabilities
In millions	December 31, 2016		December 31, 2015		December 31, 2016		December 31, 2015
Derivatives designated as hedging instruments
Foreign exchange contracts – cash flow	$3	(a)	$5	(a)	$4	(b)	$1	(b)
Total derivatives designated as hedging instruments	$3		$5		$4		$1
Derivatives not designated as hedging instruments
Electricity contract	$—		$—		$2	(b)	$7	(c)
Total derivatives not designated as hedging instruments	$—		$—		$2		$7
Total derivatives	$3		$5		$6		$8

(a)	Included in Other current assets in the accompanying consolidated balance sheet.

(b)	Included in Other accrued liabilities in the accompanying consolidated balance sheet.

(c)	Includes $4 million recorded in Other accrued liabilities and $3 million recorded in Other liabilities in the accompanying consolidated balance sheet.

The above contracts are subject to enforceable master netting arrangements that provide rights of offset with each counterparty when amounts are payable on the same date in the same currency or in the case of certain specified defaults. Management has made an accounting policy election to not offset the fair value of recognized derivative assets and derivative liabilities in the consolidated balance sheet. The amounts owed to the counterparties and owed to the Company are considered immaterial with respect to each counterparty and in the aggregate with all counterparties.

Credit-Risk-Related Contingent Features

International Paper evaluates credit risk by monitoring its exposure with each counterparty to ensure that exposure stays within acceptable policy limits. Credit risk is also mitigated by contractual provisions with the majority of our banks. Certain of the contracts include a credit support annex that requires the posting of collateral by the counterparty or International Paper based on each party’s rating and level of exposure. Based on the Company’s current credit rating, the collateral threshold is generally $15 million.

If the lower of the Company’s credit rating by Moody’s or S&P were to drop below investment grade, the Company would be required to post collateral for all of its derivatives in a net liability position, although no derivatives would terminate. The fair values of derivative instruments containing credit-risk-related contingent features in a net liability position were $3 million and $1 million as of December 31, 2016 and December 31, 2015, respectively. The Company was not required to post any collateral as of December 31, 2016 or 2015.

NOTE 15 CAPITAL STOCK

The authorized capital stock at both December 31, 2016 and 2015, consisted of 990,850,000 shares of common stock, $1 par value; 400,000 shares of cumulative $4 preferred stock, without par value (stated value $100 per share); and 8,750,000 shares of serial preferred stock, $1 par value. The serial preferred stock is issuable in one or more series by the Board of Directors without further shareholder action.

The following is a rollforward of shares of common stock for the three years ended December 31, 2016, 2015 and 2014:

	Common Stock
In thousands	Issued	Treasury
Balance at January 1, 2014	447,222	10,868
Issuance of stock for various plans, net	1,632	(4,668)
Repurchase of stock	—	22,534
Balance at December 31, 2014	448,854	28,734
Issuance of stock for various plans, net	62	(4,230)
Repurchase of stock	—	12,272
Balance at December 31, 2015	448,916	36,776
Issuance of stock for various plans, net	—	(2,745)
Repurchase of stock	—	3,640
Balance at December 31, 2016	448,916	37,671

NOTE 16 RETIREMENT PLANS

International Paper sponsors and maintains the Retirement Plan of International Paper Company (the “Pension Plan”), a tax-qualified defined benefit pension plan that provides retirement benefits to substantially all U.S. salaried employees and hourly employees (receiving salaried benefits) hired prior to July 1, 2004, and substantially all other U.S. hourly and union employees who work at a participating business unit regardless of hire date. These employees generally are eligible to participate in the Pension Plan upon attaining
21 years of age and completing one year of eligibility service. U.S. salaried employees and hourly employees (receiving salaried benefits) hired after June 30, 2004 are not eligible to participate in the Pension Plan, but receive a company contribution to their individual savings plan accounts (see Other U.S. Plans); however, salaried employees hired by Temple Inland prior to March 1, 2007 or Weyerhaeuser Company's Cellulose Fibers division prior to December 1, 2011 also participate in the Pension Plan. The Pension Plan provides defined pension benefits based on years of credited service and either final average earnings (salaried employees and hourly employees receiving salaried benefits), hourly job rates or specified benefit rates (hourly and union employees).

The Company also has three unfunded nonqualified defined benefit pension plans: a Pension Restoration Plan available to employees hired prior to July 1, 2004 that provides retirement benefits based on eligible compensation in excess of limits set by the Internal Revenue Service, and two supplemental retirement plans for senior managers (SERP), which is an alternative retirement plan for salaried employees who are senior vice presidents and above or who are designated by the chief executive officer as participants. These nonqualified plans are only funded to the extent of benefits paid, which totaled $21 million, $62 million and $38 million in 2016, 2015 and 2014, respectively, and which are expected to be $38 million in 2017.

The Company will freeze participation, including credited service and compensation, for salaried employees under the Pension Plan, the Pension Restoration Plan and the two SERP plans for all service on or after January 1, 2019. This change will not affect benefits accrued through December 31, 2018. For service after this date, employees affected by the freeze will receive Retirement Savings Account contributions as described later in this Note 16.

Many non-U.S. employees are covered by various retirement benefit arrangements, some of which are considered to be defined benefit pension plans for accounting purposes.

OBLIGATIONS AND FUNDED STATUS

The following table shows the changes in the benefit obligation and plan assets for 2016 and 2015, and the plans’ funded status.

	2016		2015
In millions	U.S. Plans	Non- U.S. Plans	U.S. Plans	Non- U.S. Plans
Change in projected benefit obligation:
Benefit obligation, January 1	$14,438	$204	$14,741	$233
Service cost	158	4	161	6
Interest cost	580	9	597	10
Settlements	(1,222)	(2)	(43)	(12)
Actuarial loss (gain)	495	35	(254)	(1)
Acquisitions	1	—	—	—
Plan amendments	—	(1)	—	—
Benefits paid	(767)	(9)	(764)	(7)
Effect of foreign currency exchange rate movements	—	(21)	—	(25)
Benefit obligation, December 31	$13,683	$219	$14,438	$204
Change in plan assets:
Fair value of plan assets, January 1	$10,923	$155	$10,918	$180
Actual return on plan assets	607	17	(1)	4
Company contributions	771	8	813	9
Benefits paid	(767)	(9)	(764)	(7)
Settlements	(1,222)	(2)	(43)	(12)
Effect of foreign currency exchange rate movements	—	(16)	—	(19)
Fair value of plan assets, December 31	$10,312	$153	$10,923	$155
Funded status, December 31	$(3,371)	$(66)	$(3,515)	$(49)
Amounts recognized in the consolidated balance sheet:
Non-current asset	$—	$6	$—	$7
Current liability	(40)	(3)	(22)	(2)
Non-current liability	(3,331)	(69)	(3,493)	(54)
	$(3,371)	$(66)	$(3,515)	$(49)

Amounts recognized in accumulated other comprehensive income under ASC 715 (pre-tax):
Prior service cost	$125	$—	$166	$—
Net actuarial loss	4,757	61	4,899	42
	$4,882	$61	$5,065	$42

The components of the $183 million and $19 million change related to U.S. plans and non-U.S. plans, respectively, in the amounts recognized in OCI during 2016 consisted of:

In millions	U.S. Plans	Non- U.S. Plans
Current year actuarial (gain) loss	$703	$27
Amortization of actuarial loss	(400)	(1)
Current year prior service cost	—	(1)
Amortization of prior service cost	(41)	—
Settlements	(445)	—
Effect of foreign currency exchange rate movements	—	(6)
	$(183)	$19

The accumulated benefit obligation at December 31, 2016 and 2015 was $13.5 billion and $14.3 billion, respectively, for our U.S. defined benefit plans and $205 million and $189 million, respectively, at December 31, 2016 and 2015 for our non-U.S. defined benefit plans.

The following table summarizes information for pension plans with an accumulated benefit obligation in excess of plan assets at December 31, 2016 and 2015:

	2016		2015
In millions	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Projected benefit obligation	$13,683	$190	$14,438	$182
Accumulated benefit obligation	13,535	177	14,282	168
Fair value of plan assets	10,312	118	10,923	126

ASC 715, “Compensation – Retirement Benefits” provides for delayed recognition of actuarial gains and losses, including amounts arising from changes in the estimated projected plan benefit obligation due to changes in the assumed discount rate, differences between the actual and expected return on plan assets and other assumption changes. These net gains and losses are recognized prospectively over a period that approximates the average remaining service period of active employees expected to receive benefits under the plans to the extent that they are not offset by gains in subsequent years. The estimated net loss and prior service cost that will be amortized from AOCI into net periodic pension cost for the U.S. plans during the next fiscal year are expected to be $341 million and $28 million, respectively.

NET PERIODIC PENSION EXPENSE

Service cost is the actuarial present value of benefits attributed by the plans’ benefit formula to services rendered by employees during the year. Interest cost represents the increase in the projected benefit obligation, which is a discounted amount, due to the passage of time. The expected return on plan assets reflects the computed amount of current-year earnings from the investment of plan assets using an estimated long-term rate of return.

Net periodic pension expense for qualified and nonqualified U.S. and non-U.S. defined benefit plans comprised the following:

	2016		2015		2014
In millions	U.S. Plans	Non- U.S. Plans	U.S. Plans	Non- U.S. Plans	U.S. Plans	Non- U.S. Plans
Service cost	$158	$4	$161	$6	$145	$5
Interest cost	580	9	597	10	600	13
Expected return on plan assets	(815)	(10)	(783)	(11)	(762)	(14)
Actuarial loss / (gain)	400	1	428	1	374	—
Amortization of prior service cost	41	—	43	—	30	—
Curtailment loss / (gain)	—	—	—	—	—	(4)
Settlement loss	445	—	15	—	—	—
Net periodic pension expense (a)	$809	$4	$461	$6	$387	$—

(a) Excludes $1 million in curtailments in 2014 related to the pension freeze remeasurement that were recorded in restructuring and other charges.

The increase in 2016 pension expense reflects a decrease in the discount rate from 4.10% in 2015 to a weighted average of 4.05% in 2016 (4.40% from January 1, 2016 to June 30, 2016, 3.80% from July 1, 2016 to September 30, 2016 and 3.60% from October 1, 2016 to December 31, 2016 for the qualified plan) and a $445 million settlement charge in 2016 related to the previously announced optional lump sum payout partially offset by higher asset returns and lower actuarial losses.

As previously disclosed, in the first quarter of 2016 International Paper announced a voluntary, limited-time opportunity for former employees who are participants in the Retirement Plan of International Paper Company (the Pension Plan) to request early payment of their entire Pension Plan benefit in the form of a single lump sum payment. The amount of total payments under this program was approximately $1.2 billion, and were made from Plan trust assets on June 30, 2016. Based on the level of payments made, settlement accounting rules applied and resulted in a plan remeasurement as of the June 30, 2016 payment date. As a result of settlement accounting, the Company recognized a pro-rata portion of the unamortized net actuarial loss, after remeasurement, resulting in a $439 million non-cash charge to the Company's earnings in the second quarter of 2016. Additional payments of $8 million and $9 million were made during the third and fourth quarters, respectively, due to mandatory cash payouts and a small lump sum payout, and the Pension Plan was subsequently remeasured at September 30, 2016 and December 31, 2016. As a result of settlement accounting, the Company recognized non-cash settlement charges of $3 million in both the third and fourth quarters of 2016.

ASSUMPTIONS

International Paper evaluates its actuarial assumptions annually as of December 31 (the measurement date) and considers changes in these long-term factors based upon market conditions and the requirements for employers’ accounting for pensions. These assumptions are used to calculate benefit obligations as of December 31 of the current year and pension expense to be recorded in the following year (i.e., the discount rate used to determine the benefit obligation as of December 31, 2016 was also the discount rate used to determine net pension expense for the 2017 year).

Major actuarial assumptions used in determining the benefit obligations and net periodic pension cost for our defined benefit plans are presented in the following table:

	2016		2015		2014
	U.S. Plans	Non- U.S. Plans	U.S. Plans	Non- U.S. Plans	U.S. Plans	Non- U.S. Plans
Actuarial assumptions used to determine benefit obligations as of December 31:
Discount rate	4.10%	3.88%	4.40%	4.64%	4.10%	4.72%
Rate of compensation increase	3.75%	4.20%	3.75%	4.12%	3.75%	4.03%
Actuarial assumptions used to determine net periodic pension cost for years ended December 31:
Discount rate (a)	4.05%	4.72%	4.10%	4.72%	4.65%	5.07%
Expected long-term rate of return on plan assets (b)	7.75%	6.55%	7.75%	6.64%	7.75%	7.53%
Rate of compensation increase	3.75%	4.03%	3.75%	4.03%	3.75%	4.13%

(a) Represents the weighted average rate for the U.S. qualified plans in 2016 and 2014 due to the remeasurement in the second, third and fourth quarters of 2016 and the first quarter of 2014.

(b)	Represents the expected rate of return for International Paper's qualified pension plan for 2014. The weighted average rate for the Temple-Inland Retirement Plan was 7.00% for 2014.

The expected long-term rate of return on plan assets is based on projected rates of return for current and planned asset classes in the plan’s investment portfolio. Projected rates of return are developed through an asset/liability study in which projected returns for each of the plan’s asset classes are determined after analyzing historical experience and future expectations of returns and volatility of the various asset classes.

Based on the target asset allocation for each asset class, the overall expected rate of return for the portfolio is developed considering the effects of active portfolio management and expenses paid from plan assets. The discount rate assumption was determined from a universe of high quality corporate bonds. A settlement portfolio is selected and matched to the present value of the plan’s projected benefit payments. To calculate pension expense for 2017, the Company will use an expected long-term rate of return on plan assets of 7.50% for the Retirement Plan of International Paper,
a discount rate of 4.10% and an assumed rate of compensation increase of 3.75%. The Company estimates that it will record net pension expense of approximately $310 million for its U.S. defined benefit plans in 2017, with the decrease from expense of $809 million in 2016 mainly related to no expected settlement charges in 2017 and an increase in the discount rate to 4.10% in 2017 from 4.05% in 2016, partially offset by a reduction in the return on asset assumption to 7.50% in 2017 from 7.75% in 2016.

For non-U.S. pension plans, assumptions reflect economic assumptions applicable to each country.

The following illustrates the effect on pension expense for 2017 of a 25 basis point decrease in the above assumptions:

In millions	2017
Expense/(Income):
Discount rate	$33
Expected long-term rate of return on plan assets	26
Rate of compensation increase	(1)

PLAN ASSETS

International Paper’s Board of Directors has appointed a Fiduciary Review Committee that is responsible for fiduciary oversight of the U.S. Pension Plan, approving investment policy and reviewing the management and control of plan assets. Pension Plan assets are invested to maximize returns within prudent levels of risk.

The Pension Plan maintains a strategic asset allocation policy that designates target allocations by asset class. Investments are diversified across classes and within each class to minimize the risk of large losses. Derivatives, including swaps, forward and futures contracts, may be used as asset class substitutes or for hedging or other risk management purposes. Periodic reviews are made of investment policy objectives and investment manager performance. For non-U.S. plans, assets consist principally of common stock and fixed income securities.

International Paper’s U.S. pension allocations by type of fund at December 31, and target allocations were as follows:

Asset Class	2016	2015	Target Allocations
Equity accounts	51%	48%	43% - 54%
Fixed income accounts	27%	33%	25% - 35%
Real estate accounts	10%	10%	7% - 13%
Other	12%	9%	8% - 17%
Total	100%	100%

The fair values of International Paper’s pension plan assets at December 31, 2016 and 2015 by asset class are shown below. Plan assets included an immaterial amount of International Paper common stock at December 31, 2016 and 2015. Hedge funds disclosed in the following table are allocated equally between equity and fixed income accounts for target allocation purposes.

Fair Value Measurement at December 31, 2016
Asset Class	Total	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
In millions
Equities – domestic	$2,208	$1,380	$828	$—
Equities – international	2,575	1,806	769	—
Corporate bonds	1,018	—	1,018	—
Government securities	870	—	870	—
Mortgage backed securities	41	—	40	1
Other fixed income	245	—	234	11
Commodities	324	—	324	—
Hedge funds	—	—	—	—
Private equity	—	—	—	—
Real estate	—	—	—	—
Derivatives	(71)	—	—	(71)
Cash and cash equivalents	322	322	—	—
Other investments: (a)
Hedge funds	891
Private equity	472
Real estate	1,015
Risk parity funds	402
Total Investments	$10,312	$3,508	$4,083	$(59)

Fair Value Measurement at December 31, 2015
Asset Class	Total	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
In millions
Equities – domestic	$2,150	$1,382	$768	$—
Equities – international	2,563	1,818	745	—
Corporate bonds	1,286	—	1,286	—
Government securities	518	—	518	—
Mortgage backed securities	217	—	217	—
Other fixed income	275	—	265	10
Commodities	118	—	118	—
Hedge funds	—	—	—	—
Private equity	—	—	—	—
Real estate	—	—	—	—
Derivatives	(19)	—	1	(20)
Cash and cash equivalents	975	975	—	—
Other investments: (a)
Hedge funds	894
Private equity	492
Real estate	1,094
Risk parity funds	360
Total Investments	$10,923	$4,175	$3,918	$(10)

(a) In accordance with accounting guidance ASU 2015-07, certain investments that are measured at fair value using the NAV per share (or its equivalent) practical expedient have not been classified in the fair value hierarchy. The fair value amounts presented in these tables for these investments are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the reconciliation of changes in the plan's benefit obligations and fair value of plan assets above. This has been restated from prior year.

In accordance with accounting standards, the following investments are measured at NAV and are not classified in the fair value hierarchy. Some of the investments have redemption limitations, restrictions, and notice requirements which are further explained below.

Other Investments at December 31, 2016
Investment	Fair Value	Unfunded Commitments	Redemption Frequency	Remediation Notice Period
Hedge funds	$891	$—	Daily to annually	1 - 100 days
Private equity	472	226	None	None
Real estate	1,015	224	Quarterly	45 - 60 days
Risk parity funds	402	—	Monthly	5 - 15 days
Total	$2,780	$450

Other Investments at December 31, 2015
Investment	Fair Value	Unfunded Commitments	Redemption Frequency	Remediation Notice Period
Hedge funds	$894	$—	Daily to annually	1 - 100 days
Private equity	492	102	None	None
Real estate	1,094	59	Quarterly	45 - 60 days
Risk parity funds	360	—	Monthly	5 - 15 days
Total	$2,840	$161

Equity securities consist primarily of publicly traded U.S. companies and international companies. Publicly traded equities are valued at the closing prices reported in the active market in which the individual securities are traded.

Fixed income consists of government securities, mortgage-backed securities, corporate bonds and common collective funds. Government securities are valued by third-party pricing sources. Mortgage-backed security holdings consist primarily of agency-rated holdings. The fair value estimates for mortgage securities are calculated by third-party pricing sources chosen by the custodian’s price matrix. Corporate bonds are valued using either the yields currently available on comparable securities of issuers with similar credit ratings or using a discounted cash flows approach that utilizes observable inputs, such as current yields of similar instruments, but includes adjustments for certain risks that may not be observable, such as credit and liquidity risks. Common collective funds are valued at the net asset value per share multiplied by the number of shares held as of the measurement date.

Commodities consist of commodity-linked notes and commodity-linked derivatives. Commodities are valued at closing prices determined by calculation agents for outstanding transactions.
Hedge funds are investment structures for managing private, loosely-regulated investment pools that can pursue a diverse array of investment strategies with a wide range of different securities and derivative instruments. These investments are made through funds-of-funds (commingled, multi-manager fund structures) and through direct investments in individual hedge funds. Hedge funds are primarily valued by each fund’s third-party administrator based upon the valuation of the underlying securities and instruments and primarily by applying a market or income valuation methodology as appropriate depending on the specific type of security or instrument held. Funds-of-funds are valued based upon the net asset values of the underlying investments in hedge funds.

Private equity consists of interests in partnerships that invest in U.S. and non-U.S. debt and equity securities. Partnership interests are valued using the most recent general partner statement of fair value, updated for any subsequent partnership interest cash flows.

Real estate includes commercial properties, land and timberland, and generally includes, but is not limited to, retail, office, industrial, multifamily and hotel properties. Real estate fund values are primarily reported by the fund manager and are based on valuation of the underlying investments which include inputs such as cost, discounted cash flows, independent appraisals and market based comparable data.

Risk Parity Funds are defined as engineered beta exposure to a wide range of asset classes and risk premia, including equity, interest rates, credit, and commodities. Risk parity funds seek to provide high risk-adjusted returns while providing a high level of diversification relative to a traditional equity/fixed income portfolio. These funds seek to achieve this objective with the use of modest leverage applied to lower-risk, more diverse asset classes. Investments in Risk parity funds are valued using monthly reported net asset values. Also included in these funds are related derivative instruments which are generally employed as asset class substitutes for managing asset/liability mismatches, or bona fide hedging or other appropriate risk management purposes. Derivative instruments are generally valued by the investment managers or in certain instances by third-party pricing sources.

The following is a reconciliation of the assets that are classified using significant unobservable inputs (Level 3) at December 31, 2016.

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)

In millions	Mortgage backed securities	Other fixed income	Derivatives	Total
Beginning balance at December 31, 2015	$—	$10	$(20)	$(10)
Actual return on plan assets:
Relating to assets still held at the reporting date	—	1	(66)	(65)
Relating to assets sold during the period	—	—	(24)	(24)
Purchases, sales and settlements	1	—	39	40
Transfers in and/or out of Level 3	—	—	—	—
Ending balance at December 31, 2016	$1	$11	$(71)	$(59)

FUNDING AND CASH FLOWS

The Company’s funding policy for the Pension Plan is to contribute amounts sufficient to meet legal funding requirements, plus any additional amounts that the Company may determine to be appropriate considering the funded status of the plans, tax deductibility, cash flow generated by the Company, and other factors. The

Company continually reassesses the amount and timing of any discretionary contributions. Contributions to the qualified plan totaling $750 million, $750 million and $353 million were made by the Company in 2016, 2015 and 2014, respectively. Generally, International Paper’s non-U.S. pension plans are funded using the projected benefit as a target, except in certain countries where funding of benefit plans is not required.

At December 31, 2016, projected future pension benefit payments, excluding any termination benefits, were as follows:

In millions
2017	$800
2018	788
2019	796
2020	804
2021	812
2022 – 2026	4,137

OTHER U.S. PLANS

International Paper sponsors the International Paper Company Salaried Savings Plan and the International Paper Company Hourly Savings Plan, both of which are tax-qualified defined contribution 401(k) savings plans. Substantially all U.S. salaried and certain hourly employees are eligible to participate and may make elective deferrals to such plans to save for retirement. International Paper makes matching contributions to participant accounts on a specified percentage of employee deferrals as determined by the provisions of each plan. For eligible employees hired after June 30, 2004, the Company makes Retirement Savings Account contributions equal to a percentage of an eligible employee’s pay.

The Company also sponsors the International Paper Company Deferred Compensation Savings Plan, which is an unfunded nonqualified defined contribution plan. This plan permits eligible employees to continue to make deferrals and receive company matching contributions when their contributions to the International Paper Salaried Savings Plan are stopped due to limitations under U.S. tax law. Participant deferrals and company matching contributions are not invested in a separate trust, but are paid directly from International Paper’s general assets at the time benefits become due and payable.

Company matching contributions to the plans totaled approximately $106 million, $100 million and $112 million for the plan years ending in 2016, 2015 and 2014, respectively.

NOTE 17 POSTRETIREMENT BENEFITS

U.S. POSTRETIREMENT BENEFITS

International Paper provides certain retiree health care and life insurance benefits covering certain U.S. salaried and hourly employees. These employees are generally eligible for benefits upon retirement and completion of a specified number of years of creditable service. International Paper does not fund these benefits prior to payment and has the right to modify or terminate certain of these plans in the future.

In addition to the U.S. plan, certain Brazilian and Moroccan employees are eligible for retiree health care and life insurance benefits.

The components of postretirement benefit expense in 2016, 2015 and 2014 were as follows:

In millions	2016		2015		2014
	U.S. Plans	Non- U.S. Plans	U.S. Plans	Non- U.S. Plans	U.S. Plans	Non- U.S. Plans
Service cost	$1	$—	$1	$1	$1	$1
Interest cost	11	3	11	5	14	6
Actuarial loss	5	2	6	1	5	1
Amortization of prior service credits	(4)	(4)	(10)	(2)	(13)	(1)
Net postretirement (benefit) expense	$13	$1	$8	$5	$7	$7

International Paper evaluates its actuarial assumptions annually as of December 31 (the measurement date) and considers changes in these long-term factors based upon market conditions and the requirements of employers’ accounting for postretirement benefits other than pensions.

The discount rates used to determine net U.S. and non-U.S. postretirement benefit cost for the years ended December 31, 2016, 2015 and 2014 were as follows:

	2016		2015		2014
	U.S. Plans	Non- U.S. Plans	U.S. Plans	Non- U.S. Plans	U.S. Plans	Non- U.S. Plans
Discount rate	4.20%	12.23%	3.90%	11.52%	4.50%	11.94%

The weighted average assumptions used to determine the benefit obligation at December 31, 2016 and 2015 were as follows:

	2016		2015
	U.S. Plans	Non- U.S. Plans	U.S. Plans	Non- U.S. Plans
Discount rate	4.00%	10.53%	4.20%	12.23%
Health care cost trend rate assumed for next year	6.50%	10.90%	7.00%	11.41%
Rate that the cost trend rate gradually declines to	5.00%	5.81%	5.00%	5.94%
Year that the rate reaches the rate it is assumed to remain	2022	2027	2022	2026

A 1% increase in the assumed annual health care cost trend rate would have increased the U.S. and non-U.S. accumulated postretirement benefit obligations at December 31, 2016 by approximately $13 million and $5 million, respectively. A 1% decrease in the annual trend rate would have decreased the U.S. and non-U.S.

accumulated postretirement benefit obligation at December 31, 2016 by approximately $11 million and $4 million, respectively. The effect on net postretirement benefit cost from a 1% increase or decrease would be approximately $1 million for both U.S. and non-U.S. plans.

The plans are only funded in an amount equal to benefits paid. The following table presents the changes in benefit obligation and plan assets for 2016 and 2015:

In millions	2016		2015
	U.S. Plans	Non- U.S. Plans	U.S. Plans	Non- U.S. Plans
Change in projected benefit obligation:
Benefit obligation, January 1	$275	$45	$306	$59
Service cost	1	—	1	1
Interest cost	11	3	11	5
Participants’ contributions	5	—	12	—
Actuarial (gain) loss	31	5	—	(1)
Plan amendments	—	(35)	—	1
Benefits paid	(44)	(1)	(57)	(1)
Less: Federal subsidy	1	—	2	—
Currency Impact	—	6	—	(19)
Benefit obligation, December 31	$280	$23	$275	$45
Change in plan assets:
Fair value of plan assets, January 1	$—	$—	$—	$—
Company contributions	39	1	45	1
Participants’ contributions	5	—	12	—
Benefits paid	(44)	(1)	(57)	(1)
Fair value of plan assets, December 31	$—	$—	$—	$—
Funded status, December 31	$(280)	$(23)	$(275)	$(45)
Amounts recognized in the consolidated balance sheet under ASC 715:
Current liability	$(29)	$(2)	$(29)	$(2)
Non-current liability	(251)	(21)	(246)	(43)
	$(280)	$(23)	$(275)	$(45)
Amounts recognized in accumulated other comprehensive income under ASC 715 (pre-tax):
Net actuarial loss (gain)	$68	$21	$42	$15
Prior service credit	(8)	(34)	(12)	(2)
	$60	$(13)	$30	$13

The non-current portion of the liability is included with the postemployment liability in the accompanying consolidated balance sheet under Postretirement and postemployment benefit obligation.

The components of the $30 million and ($26) million increase and decrease in the amounts recognized in OCI during 2016 for U.S. and non-U.S. plans, respectively, consisted of:

In millions	U.S. Plans	Non- U.S. Plans
Current year actuarial loss	$31	$5
Amortization of actuarial (loss) gain	(5)	(2)
Current year prior service cost	—	(34)
Amortization of prior service credit	4	4
Currency impact	—	1
	$30	$(26)

The portion of the change in the funded status that was recognized in either net periodic benefit cost or OCI for the U.S. plans was $42 million, $17 million and $33 million in 2016, 2015 and 2014, respectively. The portion of the change in funded status for the non-U.S. plans was $(25) million, $0 million, and $14 million in 2016, 2015 and 2014, respectively.

The estimated amounts of net loss and prior service credit that will be amortized from OCI into net U.S. postretirement benefit cost in 2017 are expected to be $8 million and $(2) million, respectively. The estimated amounts for non-U.S. plans in 2017 are expected to be $3 million and $(4) million, respectively.

At December 31, 2016, estimated total future postretirement benefit payments, net of participant contributions and estimated future Medicare Part D subsidy receipts, were as follows:

In millions	Benefit Payments	Subsidy Receipts	Benefit Payments
	U.S. Plans	U.S. Plans	Non- U.S. Plans
2017	$31	$2	$2
2018	29	1	2
2019	27	1	1
2020	26	1	1
2021	24	1	—
2022 – 2026	99	6	3

NOTE 18 INCENTIVE PLANS

International Paper currently has an Incentive Compensation Plan (ICP) which, upon the approval by the Company’s shareholders in May 2009, replaced the Company’s Long-Term Incentive Compensation Plan (LTICP). The ICP authorizes grants of restricted stock, restricted or deferred stock units, performance awards payable in cash or stock upon the attainment of specified performance goals, dividend equivalents, stock options, stock appreciation rights, other stock-based awards, and cash-based awards at the discretion of the Management Development and Compensation Committee of the Board of Directors (the Committee) that administers the ICP. Additionally, restricted stock, which may be deferred into RSU’s, may be awarded under a Restricted Stock and Deferred Compensation Plan for Non-Employee Directors.

STOCK OPTION PROGRAM

The Company has discontinued the issuance of stock options for all eligible U.S. and non-U.S. employees. In the United States, the stock option program was replaced with a performance-based restricted share program to more closely tie long-term incentive compensation to Company performance on two key performance drivers: return on invested capital (ROIC) and total shareholder return (TSR). All outstanding options expired on March 15, 2015.

The following summarizes the status of the Stock Option Program and the changes during the three years ending December 31, 2016:

	Options (a)	Weighted Average Exercise Price	Weighted Average Remaining Life (years)	Aggregate Intrinsic Value (thousands)
Outstanding at December 31, 2013	1,752,789	$39.80	0.67	$16,175
Granted	3,247	49.13
Exercised	(1,634,858)	39.80
Expired	(49,286)	41.50
Outstanding at December 31, 2014	71,892	39.03	0.18	1,046
Granted	—	—
Exercised	(62,477)	39.05
Expired	(9,415)	38.92
Outstanding at December 31, 2015	—	—	0.00	—
Granted	—	—
Exercised	—	—
Expired	—	—
Outstanding at December 31, 2016	—	$—	0.00	$—

(a)	The table includes options outstanding under an acquired company plan under which options may no longer be granted.

PERFORMANCE SHARE PLAN

Under the Performance Share Plan (PSP), contingent awards of International Paper common stock are granted by the Committee. The PSP awards are earned evenly over a three-year period. PSP awards are earned based on the achievement of defined performance rankings of ROIC and TSR compared to ROIC and TSR peer groups of companies. Awards are weighted 75% for ROIC and 25% for TSR for all participants except for officers for whom the awards are weighted 50% for ROIC and 50% for TSR. The ROIC component of the PSP awards is valued at the closing stock price on the day prior to the grant date. As the ROIC component contains a performance condition, compensation expense, net of estimated forfeitures, is recorded over the requisite service period based on the most probable number of awards expected to vest. The TSR component of the PSP awards is valued using a Monte Carlo simulation as the TSR component contains a market condition. The Monte Carlo simulation estimates the fair value of the TSR component based on the expected term of the award, a risk-free rate, expected dividends, and the expected volatility for the Company and its competitors. The expected term is estimated based on the vesting period of the awards, the risk-free rate is based on the yield on U.S. Treasury securities matching the vesting period, and the volatility is based on the Company’s historical volatility over the expected term.

PSP grants are made in performance-based restricted stock units. The 2012 PSP awards issued to certain members of senior management were accounted for as liability awards, which were remeasured at fair value at each balance sheet date. The valuation of these PSP liability awards was computed based on the same methodology as the PSP equity awards. On December 8, 2014, IP eliminated the election for executives to withhold more than the minimum tax withholding for the 2013 and 2014 grants making them equity awards.

The following table sets forth the assumptions used to determine compensation cost for the market condition component of the PSP plan:

Twelve Months Ended December 31, 2016
Expected volatility	22.36%-30.84%
Risk-free interest rate	0.67%-1.31%
The following summarizes PSP activity for the three years ending December 31, 2016:

	Share/Units	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2013	8,117,489	$31.20
Granted	3,682,663	46.82
Shares issued	(4,025,111)	37.18
Forfeited	(499,107)	43.10
Outstanding at December 31, 2014	7,275,934	34.98
Granted	1,863,623	53.25
Shares issued	(2,959,160)	37.09
Forfeited	(322,664)	53.97
Outstanding at December 31, 2015	5,857,733	38.69
Granted	2,617,982	37.26
Shares issued	(2,316,085)	43.82
Forfeited	(209,500)	43.61
Outstanding at December 31, 2016	5,950,130	$35.89

RESTRICTED STOCK AWARD PROGRAMS

The service-based Restricted Stock Award program (RSA), designed for recruitment, retention and special recognition purposes, provides for awards of restricted stock to key employees.

The following summarizes the activity of the RSA program for the three years ending December 31, 2016:

	Shares	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2013	112,374	$36.24
Granted	89,500	48.19
Shares issued	(83,275)	33.78
Forfeited	(4,000)	45.88
Outstanding at December 31, 2014	114,599	47.03
Granted	36,300	50.06
Shares issued	(27,365)	45.35
Forfeited	(3,166)	50.04
Outstanding at December 31, 2015	120,368	48.24
Granted	117,881	42.81
Shares issued	(59,418)	47.14
Forfeited	(9,500)	39.36
Outstanding at December 31, 2016	169,331	$45.34

At December 31, 2016, 2015 and 2014 a total of 14.3 million, 16.2 million and 16.3 million shares, respectively, were available for grant under the ICP.

Stock-based compensation expense and related income tax benefits were as follows:

In millions	2016	2015	2014
Total stock-based compensation expense (included in selling and administrative expense)	$129	$114	$118
Income tax benefits related to stock-based compensation	34	88	92

At December 31, 2016, $94 million of compensation cost, net of estimated forfeitures, related to unvested restricted performance shares, executive continuity awards and restricted stock attributable to future performance had not yet been recognized. This amount will be recognized in expense over a weighted-average period of 1.6 years.

NOTE 19 FINANCIAL INFORMATION BY BUSINESS SEGMENT AND GEOGRAPHIC AREA

International Paper’s business segments, Industrial Packaging, Global Cellulose Fibers, Printing Papers and Consumer Packaging, are consistent with the internal structure used to manage these businesses. See the Description of Industry Segments in Part II. Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations for a description of the types of products and services from which each reportable segment derives its revenues. Subsequent to the acquisition of the Weyerhaeuser pulp business in December 2016, the Company began reporting the Global Cellulose Fibers business as a separate business segment due to the increased materiality of the results of this business. This segment includes the Company's legacy pulp business and the newly acquired pulp business. As such, amounts related to the legacy pulp business have been reclassified out of the Printing Papers business segment and into the new Global Cellulose Fibers business segment for all prior periods. In addition, during the first quarter of 2017, as a result of an internal reorganization, the net sales and operating profits for the Asian Distribution operations are included in the results of the businesses that manufacture the products. As such, prior year amounts have been reclassified to conform with current year presentation. All segments are differentiated on a common product, common customer basis consistent with the business segmentation generally used in the Forest Products industry.
Business segment operating profits are used by International Paper’s management to measure the earnings performance of its businesses. Management believes that this measure allows a better understanding of trends in costs, operating efficiencies, prices and volumes. Business segment operating profits are defined as earnings (loss) from continuing operations before income taxes and equity earnings, but including the impact of equity earnings and noncontrolling interests, excluding corporate items and corporate special items. Business segment operating profits are defined by the Securities and Exchange Commission as a non-GAAP financial measure, and are not GAAP alternatives to net income or any other operating measure prescribed by accounting principles generally accepted in the United States.

External sales by major product is determined by aggregating sales from each segment based on similar products or services. External sales are defined as those that are made to parties outside International Paper’s consolidated group, whereas sales by segment in the Net Sales table are determined using a management approach and include intersegment sales.

The Company also holds a 50% interest in Ilim that is a separate reportable industry segment. The Company recorded equity earnings (losses), net of taxes, of $199 million, $131 million and $(194) million in 2016, 2015, and 2014, respectively, for Ilim. Equity earnings (losses) includes an after-tax foreign exchange gain (loss) of $25 million, $(75) million and $(269) million in 2016, 2015 and 2014, respectively, primarily on the remeasurement of U.S. dollar-denominated net debt.

Summarized financial information for Ilim which is accounted for under the equity method is presented in the following table. The audited U.S. GAAP financial statements for Ilim are included in Exhibit 99.1 to this Form 10-K.

Balance Sheet

In millions	2016	2015
Current assets	$774	$455
Noncurrent assets	1,351	968
Current liabilities	406	665
Noncurrent liabilities	1,422	715
Noncontrolling interests	22	21

Income Statement

In millions	2016	2015	2014
Net sales	$1,927	$1,931	$2,138
Gross profit	957	971	772
Income from continuing operations	419	254	(387)
Net income attributable to Ilim	391	237	(360)

At December 31, 2016 and 2015, the Company's investment in Ilim was $302 million and $172 million, respectively, which was $164 million and $161 million, respectively, more than the Company's proportionate share of the joint venture's underlying net assets. The differences primarily relate to purchase price fair value adjustments and currency translation adjustments. The Company is party to a joint marketing agreement with Ilim, under which the Company purchases, markets and sells paper produced by Ilim. Purchases under this agreement were $170 million, $170 million and $200 million for the years ended December 31, 2016, 2015 and 2014, respectively.

INFORMATION BY BUSINESS SEGMENT

Net Sales

In millions	2016	2015	2014
Industrial Packaging	$13,899	$14,240	$14,749
Global Cellulose Fibers	1,092	975	1,046
Printing Papers	4,058	4,056	4,615
Consumer Packaging	1,954	2,940	3,403
Corporate and Intersegment Sales	76	154	(196)
Net Sales	$21,079	$22,365	$23,617

Operating Profit

In millions	2016	2015	2014
Industrial Packaging	$1,648	$1,851	$1,893
Global Cellulose Fibers	(179)	68	62
Printing Papers	540	465	(77)
Consumer Packaging	191	(25)	178
Operating Profit	2,200	2,359	2,056

Earnings (loss) from continuing operations before income taxes and equity earnings	956	1,266	872
Interest expense, net	520	555	601
Noncontrolling interests / equity earnings adjustment (a)	1	8	2
Corporate items, net	67	34	49
Corporate special items, net	46	238	320
Non-operating pension expense	610	258	212
Adjusted Operating Profit	$2,200	$2,359	$2,056

Restructuring and Other Charges

In millions	2016	2015	2014
Industrial Packaging	$7	$—	$7
Global Cellulose Fibers	—	—	—
Printing Papers	—	—	554
Consumer Packaging	9	10	8
Corporate	38	242	277
Restructuring and Other Charges	$54	$252	$846

Assets

In millions	2016	2015
Industrial Packaging	$14,485	$14,415
Global Cellulose Fibers	3,845	1,021
Printing Papers	3,965	3,724
Consumer Packaging	1,739	2,120
Corporate and other (b)	9,059	8,991
Assets	$33,093	$30,271

Capital Spending

In millions	2016	2015	2014
Industrial Packaging	$816	$858	$754
Global Cellulose Fibers	174	129	75
Printing Papers	215	232	243
Consumer Packaging	124	216	233
Subtotal	1,329	1,435	1,305
Corporate and other (b)	19	52	61
Capital Spending	$1,348	$1,487	$1,366

Depreciation, Amortization and Cost of Timber Harvested (c)

In millions	2016	2015	2014
Industrial Packaging	$715	$725	$775
Global Cellulose Fibers	108	73	76
Printing Papers	232	234	291
Consumer Packaging	121	215	223
Corporate	51	47	41
Depreciation and Amortization	$1,227	$1,294	$1,406

External Sales By Major Product

In millions	2016	2015	2014
Industrial Packaging	$13,815	$14,177	$14,642
Global Cellulose Fibers	1,090	986	1,057
Printing Papers	4,062	4,082	4,413
Consumer Packaging	1,953	2,931	3,327
Other	159	189	178
Net Sales	$21,079	$22,365	$23,617

INFORMATION BY GEOGRAPHIC AREA
Net Sales (d)

In millions	2016	2015	2014
United States (e)	$15,918	$16,554	$16,645
EMEA	2,862	2,770	3,273
Pacific Rim and Asia	718	1,501	1,951
Americas, other than U.S.	1,581	1,540	1,748
Net Sales	$21,079	$22,365	$23,617

Long-Lived Assets (f)

In millions	2016	2015
United States	$11,158	$9,683
EMEA	1,004	827
Pacific Rim and Asia	246	353
Americas, other than U.S.	1,663	1,085
Corporate	375	398
Long-Lived Assets	$14,446	$12,346

(a)
Operating profits for industry segments include each segment’s percentage share of the profits of subsidiaries included in that segment that are less than wholly-owned. The pre-tax noncontrolling interests and equity earnings for these subsidiaries is added here to present consolidated earnings from continuing operations before income taxes and equity earnings.

(b)	Includes corporate assets and assets of businesses held for sale.

(c)	Excludes accelerated depreciation related to the closure and/or repurposing of mills.

(d)	Net sales are attributed to countries based on the location of the seller.

(e)	Export sales to unaffiliated customers were $2.0 billion in 2016, $2.0 billion in 2015 and $2.3 billion in 2014.

(f)	Long-Lived Assets includes Forestlands and Plants, Properties and Equipment, net.

NOTE 20 SUBSEQUENT EVENT

On January 22, 2017, International Paper Company experienced significant structural damage to the largest pulp digester as well as the power house at its Pensacola pulp and paper mill in Cantonment, Florida. We estimate that repairing the damaged digester may take approximately three months. While we have property damage and business interruption insurance for these types of events, we expect the costs associated with this event to be in excess of deductibles. The timing of these costs and potential insurance recoveries is unknown.

INTERIM FINANCIAL RESULTS (UNAUDITED)

In millions, except per share amounts and stock prices	1st Quarter		2nd Quarter		3rd Quarter		4th Quarter		Year
2016
Net sales	$5,110		$5,322		$5,266		$5,381		$21,079
Earnings (loss) from continuing operations before income taxes and equity earnings	317	(a)	(14)	(a)	373	(a)	280	(a)	956	(a)
Gain (loss) from discontinued operations	(5)	(b)	—		—		—		(5)	(b)
Net earnings (loss) attributable to International Paper Company	334	(a-c)	40	(a,c)	312	(a,c)	218	(a,c)	904	(a-c)
Basic earnings (loss) per share attributable to International Paper Company common shareholders:
Earnings (loss) from continuing operations	$0.82	(a)	$0.10	(a)	$0.76	(a)	$0.53	(a)	$2.21	(a)
Gain (loss) from discontinued operations	(0.01)	(b)	—		—		—		(0.01)	(b)
Net earnings (loss)	0.81	(a-c)	0.10	(a,c)	0.76	(a,c)	0.53	(a,c)	2.20	(a-c)
Diluted earnings (loss) per share attributable to International Paper Company common shareholders:
Earnings (loss) from continuing operations	0.82	(a)	0.10	(a)	0.75	(a)	0.53	(a)	2.19	(a)
Gain (loss) from discontinued operations	(0.01)	(b)	—		—		—		(0.01)	(b)
Net earnings (loss)	0.81	(a-c)	0.10	(a,c)	0.75	(a,c)	0.53	(a,c)	2.18	(a-c)
Dividends per share of common stock	0.4400		0.4400		0.4400		0.4625		1.7825
Common stock prices
High	$42.09		$44.60		$49.90		$54.68		$54.68
Low	32.50		39.24		41.08		43.55		32.50
2015
Net sales	$5,517		$5,714		$5,691		$5,443		$22,365
Earnings (loss) from continuing operations before income taxes and equity earnings	406		266	(d)	329	(d)	265	(d)	1,266	(d)
Gain (loss) from discontinued operations	—		—		—		—		—
Net earnings (loss) attributable to International Paper Company	313		227	(d,e)	220	(d,e)	178	(d,e)	938	(d,e)
Basic earnings (loss) per share attributable to International Paper Company common shareholders:
Earnings (loss) from continuing operations	$0.74		$0.54	(d)	$0.53	(d)	$0.43	(d)	$2.25	(d)
Gain (loss) from discontinued operations	—		—		—		—		—
Net earnings (loss)	0.74		0.54	(d,e)	0.53	(d,e)	0.43	(d,e)	2.25	(d,e)
Diluted earnings (loss) per share attributable to International Paper Company common shareholders:
Earnings (loss) from continuing operations	0.74		0.54	(d)	0.53	(d)	0.43	(d)	2.23	(d)
Gain (loss) from discontinued operations	—		—		—		—		—
Net earnings (loss)	0.74		0.54	(d,e)	0.53	(d,e)	0.43	(d,e)	2.23	(d,e)
Dividends per share of common stock	0.4000		0.4000		0.4000		0.4400		1.6400
Common stock prices
High	$57.90		$56.49		$49.49		$44.83		$57.90
Low	51.35		47.39		37.11		36.76		36.76

Note: Since basic and diluted earnings per share are computed independently for each period and category, full year per share amounts may not equal the sum of the four quarters. In addition, the unaudited selected consolidated financial data are derived from our audited consolidated financial statements and have been revised to reflect discontinued operations.

Footnotes to Interim Financial Results

(a)	Includes the following pre-tax charges (gains):

	2016
In millions	Q1	Q2	Q3	Q4
Riegelwood mill conversion costs	$9	$—	$—	$—
India Packaging evaluation write-off	—	—	17	—
Early debt extinguishment costs	—	—	29	—
Write-off of certain regulatory pre-engineering costs	—	—	8	—
Costs associated with the newly acquired pulp business	—	5	7	19
Asia Box impairment / restructuring	37	28	5	—
Gain on sale of investment in Arizona Chemical	(8)	—	—	—
Turkey mill closure	—	—	—	7
Amortization of Weyerhaeuser inventory fair value step-up	—	—	—	19
Total	$38	$33	$66	$45
(b) Includes a pre-tax charge of $8 million for a legal settlement associated with the xpedx business.
(c) Includes the following tax expenses (benefits):

	2016
	Q1	Q2	Q3	Q4
Cash pension contribution	$—	$23	$—	$—
U.S. Federal audit	(14)	—	—	—
Brazil goodwill	(57)	—	—	—
International legal entity restructuring	—	(6)	—	—
Luxembourg tax rate change	—	—	—	31
Tax impact of other special items	(3)	(10)	(24)	(14)
Total	$(74)	$7	$(24)	$17

(d) Includes the following pre-tax charges (gains):

	2015
In millions	Q1	Q2	Q3	Q4
Riegelwood mill conversion costs, net of proceeds from sale of the Carolina Coated Bristols brand	$—	$(14)	$7	$15
Timber monetization restructuring	—	—	17	(1)
Early debt extinguishment costs	—	207	—	—
Refund and state tax credits	—	(4)	—	—
IP-Sun JV impairment	—	—	186	(12)
Legal reserve adjustment	—	—	—	15
Impairment of Orsa goodwill and trade name intangible	—	—	—	137
Other items	—	1	1	4
Total	$—	$190	$211	$158
(e) Includes the following tax expenses (benefits):

	2015
	Q1	Q2	Q3	Q4
Tax expense for cash pension	$—	$23	$—	$—
Tax benefit related to IP-Sun JV	—	—	(67)	—
Other items	—	5	—	2
Tax impact of other special items	—	(67)	(3)	(13)
Total	$—	$(39)	$(70)	$(11)

EXHIBIT 99.4

SCHEDULE II – VALUATION AND QUALIFYING ACCOUNTS
INTERNATIONAL PAPER COMPANY AND CONSOLIDATED SUBSIDIARIES
SCHEDULE II – VALUATION AND QUALIFYING ACCOUNTS
(In millions)

	For the Year Ended December 31, 2016
	Balance at Beginning of Period	Additions Charged to Earnings	Additions Charged to Other Accounts	Deductions from Reserves	Balance at End of Period
Description
Reserves Applied Against Specific Assets Shown on Balance Sheet:
Doubtful accounts – current	$70	$9	$—	(9)(a)	$70
Restructuring reserves	10	3	—	(7)(b)	6

	For the Year Ended December 31, 2015
	Balance at Beginning of Period	Additions Charged to Earnings	Additions Charged to Other Accounts	Deductions from Reserves	Balance at End of Period
Description
Reserves Applied Against Specific Assets Shown on Balance Sheet:
Doubtful accounts – current	$82	$11	$—	(23)(a)	$70
Restructuring reserves	16	5	—	(11)(b)	10

	For the Year Ended December 31, 2014
	Balance at Beginning of Period	Additions Charged to Earnings	Additions Charged to Other Accounts	Deductions from Reserves	Balance at End of Period
Description
Reserves Applied Against Specific Assets Shown on Balance Sheet:
Doubtful accounts – current	$109	$11	$—	(38)(a)	$82
Restructuring reserves	51	41	—	(76)(b)	16

(a)	Includes write-offs, less recoveries, of accounts determined to be uncollectible and other adjustments.

(b)	Includes payments and deductions for reversals of previously established reserves that were no longer required.